As filed with the Securities and Exchange Commission
                                on December 6, 2001.

                              Registration No. 333-_____
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM SB-2
                               REGISTRATION STATEMENT
                                      UNDER THE
                               SECURITIES ACT OF 1933
                        -------------------------------------

                        COMPOSITE INDUSTRIES OF AMERICA, INC.
                   (Name of Small Business Issuer in its Charter)

                       Nevada                            1531
           (State or other jurisdiction of   (Primary Standard Industrial
            incorporation or organization)    Classification Code Number)

                                     87-0434297
                         (I.R.S. Employer Identification No.)

                                   Merle Ferguson
                        Chief Executive Officer and President
                         4505 West Hacienda Avenue, Unit I-1
                               Las Vegas, Nevada 89118
                                   (702) 579-4888
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Copies of communications to:
                                Christopher Auguste, Esq.
                          Jenkens & Gilchrist Parker Chapin LLP
                                 The Chrysler Building
                                  405 Lexington Ave.
                               New York, New York 10174
                             Telephone No.: (212) 704-6000
                             Facsimile No.: (212) 704-6288
                (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. _X_

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
___

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------    --------------   ------------------    ------------------   ----------------
                                                                 Proposed Maximum      Proposed Maximum
Title of Each Class of                         Amount to be     Offering Price Per    Aggregate Offering      Amount of
Securities to be Registered                    Registered (1)       Share (2)             Price (2)        Registration Fee
-------------------------------------------    --------------   ------------------    ------------------   ----------------

Common Stock, par value $.001 per share (3)    11,777,777(2)          $0.405            $  4,770,000         $  1,192.50
Common Stock, par value $.001 per share (4)       213,675             $1.5375           $    328,525         $     82.00
Common Stock, par value $.001 per share (5)       200,267             $0.575            $    115,154         $     29.00
Common Stock, par value $.001 per share (6)     2,173,913             $0.01             $     21,739         $      5.50
Common Stock, par value $.001 per share (6)       521,739             $0.575            $    300,000         $     75.00
Common Stock, par value $.001 per share (7)       100,000             $1.44             $    144,000         $     36.00
Common Stock, par value $.001 per share (8)    57,180,851             $0.405            $ 23,158,245         $  5,790.00
Common Stock, par value $.001 per share (5)        37,500             $0.475            $     17,813         $      4.50
-------------------------------------------    --------------   ------------------    ------------------   ----------------
Total                                          72,205,722(2)                            $ 28,855,476       $  7,214.00
-------------------------------------------    --------------   ------------------    ------------------   ----------------


(1) Because the number of shares of common stock issuable upon the conversion of the Debentures issued depends on the market price of our common stock, the actual number of shares to be sold under this registration statement cannot be determined at this time. Under the terms of the purchase agreement entered into between Composite Industries of America and the investor referred to therein we are required to file a registration statement registering for resale not less than 200% of the number of shares of our common stock into which the Debentures issued may be converted as of the date hereof pursuant to the purchase agreement. Further, under the terms of the equity line purchase agreement entered into between CIAI and Burlington Street LLC, we are required to register not less than 215% of the number of shares of our common stock issuable pursuant to the equity line purchase agreement. The number of shares registered for resale is not intended to be a prediction as to the future market price of our common stock upon conversion of the Debentures.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee was based on (i) the average of the high and low price of the common stock quoted in the OTC Bulletin Board on November 27, 2001 for:

        (i) the shares issuable upon conversion of the Debenture;

        (ii) the price at which the warrant may be exercised; and

        (iii) the shares issuable pursuant to the Equity Line Purchase Agreement between CIAI and Burlington Street LLC.

(3) Represents shares of common stock issuable upon conversion of the Debentures issued to Lenore Avenue LLC.

(4) Represents shares of common stock issuable upon exercise of a warrant issued to Lenore Avenue LLC in April 2001.

(5) Represents shares of common stock issuable upon exercise of a warrant issued to Lenore Avenue LLC in October 2001.

(6) Represents shares of common stock issuable upon exercise of warrants issued to Burlington Street LLC in December 2001.

(7) Represents shares of common stock issuable upon exercise of warrants issued to consultants.

(8) Represents shares of common stock issuable pursuant to an equity line purchase agreement between CIAI and Burlington Street LLC.

(9) Represents shares of common stock issuable pursuant upon exercise of a warrant issued to Lenore Avenue LLC on December 4, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion dated December __, 2001

                  Composite Industries of America, Inc.

                   72,205,722 shares of common stock

--------------------------------------------------------------------

- Of the 72,205,722 shares of our common stock are being offered by the selling stockholders listed on page 35 of this prospectus:

- 11,777,777 are issuable upon conversion of debentures issued to the selling stockholders;

- 3,247,094 shares are issuable upon the exercise of warrants issued to the selling stockholders; and

- 57,180,851 shares are issuable pursuant to an equity line purchase agreement by and among CIAI and Burlington Street LLC.

        We will not receive any proceeds from the sale of these shares. We could receive up to $905,492 in proceeds from the exercise of warrants, the underlying shares of which we are registering in this prospectus, by the selling stockholders, which proceeds would be used for general corporate purposes. As of the date of this prospectus, the warrants have not been exercised.

                   OTC Bulletin Board:common stock "CIAI"

- On December 3, 2001 the closing sale price of our common stock on the OTC Bulletin Board was $0.40.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus is ________________, 2001
-----------------------------------------------------------------------------

                             TABLE OF CONTENTS

SUMMARY ..................................................................  1
RISK FACTORS .............................................................  3
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS ................. 10
USE OF PROCEEDS .......................................................... 10
MARKET PRICE OF OUR COMMON STOCK ......................................... 10
DIVIDENDS ................................................................ 11
BUSINESS - OUR COMPANY ................................................... 11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ................ 13
MANAGEMENT ............................................................... 23
PRINCIPAL STOCKHOLDERS ................................................... 26
SELLING STOCKHOLDERS ..................................................... 27
PLAN OF DISTRIBUTION ..................................................... 28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................... 30
DESCRIPTION OF SECURITIES ................................................ 30
NEVADA BUSINESS COMBINATION PROVISIONS ................................... 31
INDEMNIFICATION OF DIRECTORS AND OFFICERS ................................ 32
WHERE YOU CAN FIND MORE INFORMATION ...................................... 32
TRANSFER AGENT ........................................................... 33
LEGAL MATTERS ............................................................ 33
EXPERTS .................................................................. 33
INDEX TO FINANCIAL STATEMENTS ........................................... F-1


SUMMARY

The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read the entire prospectus carefully.

ABOUT OUR COMPANY

We are a development stage company, founded in 1997, in the business of building homes for low income and first time home buyers. Our focus is to develop and build homes for sale, both in the United States and internationally, with little or no timber products. Our methods of construction are patented and we plan to begin building homes this year. On April 28, 1999, we acquired Composite Industries, Inc., owner of a patent for a cementacious building material that can be used instead of concrete, dry wall or lumber, at a reduced cost.

HOW OUR COMPANY IS ORGANIZED

We were incorporated in Nevada under the name Affordable Homes of America in February, 1997. In March, 1999 we merged into Kowtow, Inc. and changed our name to Affordable Homes of America, Inc. On October 12, 2000 we changed our name to World Homes, Inc. and on August 23, 2001 we changed our name to Composite Industries of America, Inc.

WHERE YOU CAN FIND US

We are located at 4505 West Hacienda Avenue, Unit I-1, Las Vegas, Nevada 89118. Our telephone number is (702) 579-4888, our facsimile number is (702) 579-4833, our e-mail address is info@theworldhome.com, and our homepage on the world-wide web is at http//www.compositeindustries.com.

THE OFFERING


Common stock offered by
Composite Industries Of America, Inc.     No shares

Common stock offered by the selling
stockholder pursuant to previously
purchased securities                       72,205,722 shares

Common stock to be outstanding after
this offering                             111,749,636 shares (1)

Use of proceeds                           We will not receive any part of the
                                          proceeds from the sales of the
                                          shares of our common stock.  If the
                                          selling stockholders exercise all
                                          of their warrants, we will receive
                                          gross proceeds of approximately
                                          $905,492.  When and if we receive
                                          these funds, the funds will be used
                                          for general corporate purposes.

OTC Bulletin Board Trading Symbol         CIAI


(1) This information is based on 40,065,281 shares outstanding at September 30, 2001.

On April 5, 2001, we sold a $1,000,000 face value 6% convertible debenture and warrants to purchase 213,675 shares of our common stock at an exercise price of $1.5375 per share, under a purchase agreement between us and Lenore Avenue
LLC.   We also issued warrants to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.44 per share to Hyperion Holdings, LLC and vFinance.com, Inc., for consulting services.

On October 22, 2001 we sold a $750,000 face value 6% convertible debenture and two warrants to purchase, respectively, up to 200,267 shares of our common stock at an exercise price of $0.575 per share and up to 37,500 shares of our common stock at an exercise price of $0.475 per share under a purchase agreement between us and Lenore Avenue LLC.

On December 3, 2001 we entered into an Equity Line Purchase Agreement between us and Burlington Street LLC. Pursuant to this agreement, we have the right, subject to certain conditions, to sell up to $10,000,000 of our shares of common stock over the next two years to Burlington. Additionally, we issued two warrants to Burlington to purchase, respectively, up to 521,739 shares of our common stock at an exercise price of $0.575 and up to 2,173,913 shares of our common stock at an exercise price of $0.01 per share.

SELECTED FINANCIAL DATA

The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the three months ended September 30, 2001 and 2000 and the years ended June 30, 2001 and 2000 is derived from our financial statements. See "Financial Statements" and "Management's Discussion and Analysis or Plan of Operation".

                                 For the Three Months Ended          For the Fiscal Years ended
                                        September 30,                         June 30,
                             --------------------------------------------------------------------
                                   2001               2000                  2001          2000
                             -------------      -------------       -------------    ------------
Revenues                     $           -      $           -       $           -    $          -
Operating expenses           $   1,310,153      $     518,075       $   2,803,866    $  3,447,186
Net (loss)                   $    (894,696)     $    (479,903)      $  (2,740,898)   $ (3,105,360)
Net (loss) per share         $       (0.03)     $       (0.02)      $       (0.13)   $      (0.16)

Working Capital (deficit)    $  (1,467,273)     $    (736,586)      $  (1,115,383)   $ (1,115,575)
Total assets                 $  17,915,547      $  18,881,173       $  18,227,287    $ 19,387,523
Current liabilities          $                  $     183,016       $                $    250,384
Stockholders' Equity         $  11,728,091      $  13,122,648       $  11,827,781    $ 13,222,826
Convertible Debentures
(net of conversion benefit)  $     954,750      $           -       $     931,750    $          -
                             --------------------------------------------------------------------

                                RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

                        RISKS RELATED TO THIS OFFERING

WE HAVE 72,205,722 SHARES OF COMMON STOCK RESERVED FOR FURTHER ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR COMPOSITE INDUSTRIES OF AMERICA COMMON STOCK

The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of November 21, 2001, we had 72,205,722 shares of common stock reserved for possible future issuances pursuant to an equity line purchase agreement and upon conversion of preferred stock, warrants and Debentures.

RESTRICTIONS IN OUR CURRENT FINANCING ARRANGEMENTS NEGATIVELY AFFECT RAISING ADDITIONAL FUNDS

The purchase agreements signed in connection with the April 2001 and October 2001 offerings contain restrictions on future financing, which could have a materially adverse effect on our ability to raise the needed additional funds. For 90 days following the effective date of this registration statement, without the consent of the investor, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by
conversion or registration, free-trading securities.   For 270 days after the
effective date of this registration statement, if we intend to sell shares in a financing, we are generally required to give certain investors a right of first refusal to purchase a number of shares, on the same terms, and in the same proportion as the investor purchased our Debentures.

THE DILUTIVE EFFECT OF THE SHARES ISSUABLE PURSUANT TO THE APRIL 2001, OCTOBER 2001 AND DECEMBER 2001 OFFERINGS (SEE "DILUTION")

As of November 27, 2001, assuming full conversion of the Debenture and exercise of the warrants issued in connection with the April 2001 and October 2001 offerings and the issuance of all of the shares of common stock issuable in connection with the December 2001 offering, 72,168,222 shares of our common stock would be issuable, representing approximately 180% of our currently outstanding common stock. These issuances, if made in their entirety, would result in your common stock being diluted by approximately 65%.

The conversion rates of the April 2001 and October 2001 Debentures are based on a floating rate at a discount to the market price of our common stock at the time that such Debentures are converted. Accordingly, we cannot determine the ultimate number of shares of common stock that we will issue upon conversion of the Debentures issued in connection with the April 2001 and October 2001 offerings.

CONVERSION AND SALES OF SHARES COULD DEPRESS THE PRICE OR OUR COMMON STOCK

Because of the conversion features in the debentures issued in relation to the April 2001 and October 2001 offerings, the debenture holders will receive a greater number of shares of common stock upon conversion if our common stock price decreases. If the debenture holder converts its debentures or exercises its warrants and then sells our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the debenture holder to convert any unconverted portion of its debentures into greater amounts of common stock, the sales of which would further depress the stock price.

The significant downward pressure on the price of the common stock could encourage short sales, if short sales of our stock were permitted, and consequently place further downward pressure on the price of our common stock.

THE LOWER THE PRICE OF OUR COMMON STOCK, THE MORE SHARES OF COMMON STOCK WILL BE ISSUABLE IN THE FORM OF INTEREST PAYMENTS

The debentures issued in connection with the April 2001 and October 2001 offerings each bear interest at an annual rate of 6% and the interest is payable in cash or in shares of our common stock. Consequently, the lower the price of our common stock, the more shares will be issuable in the form of interest payments. As of December 4, 2001, the debenture issued in the amount of $1,000,000 in connection with the April 2001 financing has accrued approximately $35,000 in interest and the debenture issued in the amount of $750,000 in the October 2001 offering has accrued approximately $3,750 in interest.

OUR DEFAULT ON THE PAYMENT OF DEBENTURES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION

On April 5, 2001, we issued a $1,000,000 convertible debenture to Lenore Avenue, LLC and on October 22, 2001 we issued a $750,000 convertible debenture to Lenore Avenue LLC. All principal and interest due on each outstanding debenture becomes immediately due and payable one year from the date of issuance, or earlier in the event of a default.

Events of default under the April 2001 and October 2001 offerings include:

- a breach by us of any material covenant or term or condition of the debentures issued in connection with the offerings;

- a breach by us of any material representation or warranty made in the purchase agreements signed in the offerings, or in any agreements made in connection therewith;

- we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

- any form of bankruptcy or insolvency proceeding is instituted by or against us;

- we do not comply with the conditions for listing on a principal market; and

-       our common stock is delisted from a principal market.

If we default on a debenture issued in connection with the April 2001 or October 2001 offering, we will be required to pay the principal of the debenture and any interest accrued. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the debenture could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations".

IF WE DO NOT ISSUE TO THE INVESTOR THE SHARES OF COMMON STOCK UPON CONVERSION OF THE DEBENTURES WITHIN A LIMITED AMOUNT OF TIME, WE WILL BE REQUIRED TO PAY LIQUIDATED DAMAGES.

In the event that we are unable to issue the shares of common stock within three trading days of when a debenture, issued pursuant to the April 2001 or October 2001 offerings, is convertible, then at the debenture holder's election, we must pay to the debenture holder a sum of money equal to $5,000 for every trading day after the third day following conversion of the debenture during which the shares underlying the debenture remain undelivered.

IF WE DO NOT PAY THE PRINCIPAL OR INTEREST DUE ON THE DEBENTURES, THE INTEREST RATE WILL INCREASE FROM 6% TO 18% PER ANNUM.

In the event that we do not pay the principal or interest on the debenture issued in connection with the April 2001 or October 2001 offering within 10 days of such amount becoming due, the interest rate will increase from 6% to 18%; for example, principal and interest due and not paid on a $1,000,000 debenture will result in a payment of $180,000 per year instead of $60,000 per year.

OUR CURRENT FINANCING ARRANGEMENT COULD PREVENT OUR COMMON STOCK FROM BEING LISTED ON NASDAQ OR OTHER PRINCIPAL MARKETS.

Nasdaq and other principal markets require that, to be eligible for inclusion in the stock market, a company's common stock have a minimum bid price per share of common stock. The characteristic of our financing is to exert downward pressure on the bid price of our common stock which may prevent our common stock from being listed on Nasdaq or other principal markets; for example:

- the conversion feature of the debentures issued in our current financing arrangements will result in the debenture holder receiving a greater number of shares of common stock upon conversion if our common stock price decreases;

- if the investor converts its debentures or exercises its warrants and then sells our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the investor to convert any remaining unconverted portion of its debentures into greater amounts of common stock, the sale of which would further depress the stock price.

                        RISKS RELATED TO OUR INDUSTRY

THE HOMEBUILDING INDUSTRY IS CYCLICAL AND A DOWNWARD CYCLE MAY NEGATIVELY IMPACT OUR REVENUES.

The homebuilding industry is cyclical and is affected by many factors relating to local, national and international economic conditions, such as employment levels, the availability of reasonable financing for buyers, general consumer confidence, the level of demand for housing as opposed to the level of supply, the cost of construction supplies and the availability of alternatives to new homes such as rental properties or used homes. A downward cycle in the homebuilding industry would adversely affect our revenues and operating results.

INTEREST RATE INCREASES AND THE CONDITIONS FOR MORTGAGE FINANCING COULD DECREASE DEMAND FOR THE HOMES WE BUILD.

In general, demand for housing is adversely affected by an increase in mortgage interest rates and the limited availability of mortgage financing by lenders because a smaller percentage of the population can afford to purchase homes. Our target consumers, being low income and first time homeowners, are more likely to be affected by interest rate increases and the availability of mortgage financing than the general population. Therefore, if interest rates were to increase or if the availability of mortgage financing were to decrease, we would most likely sell fewer homes than if conditions were more favorable, decreasing our revenue and adversely affecting our operating results.

CHANGES IN INCOME TAX HOMEOWNER BENEFITS COULD DECREASE DEMAND FOR THE HOMES WE BUILD.

Currently, mortgage interest paid to lenders and real estate taxes paid to state governments can be deducted on federal income tax returns. These deductions are a factor in why many people choose to purchase homes, and in some cases make it financially possible for people to purchase a home when they otherwise would not be able to do so. These deductions are especially important to the buyers of our homes because we intend to target low income and first time homeowners. Therefore, any decrease or elimination of these deductions might cause fewer people who are our target consumers to be able to afford homes, which would adversely affect our sales, revenues and operating results.

THE VALUE OF REAL ESTATE MIGHT FLUCTUATE SIGNIFICANTLY, ADVERSELY AFFECTING OUR OPERATING RESULTS.

In order to build homes, we must first purchase the real estate on which to build them. Real estate values are, however, subject to significant fluctuation. Therefore, real estate that we purchased to build homes upon could significantly decrease in value, making it impossible for us to make a profit on the sale of a home built on that property, decreasing our revenues. Additionally, if the value of real estate were to increase in the areas we build homes, the cost of the real estate might put the homes out of the price range of the low income and first time homeowner market, decreasing our sales. Therefore, any significant fluctuation in the price of real estate would adversely affect our sales, revenues and operating results.

THE WEATHER AND OTHER FORCES OF NATURE MAY INFLUENCE OUR HOMEBUILDING
OPERATIONS.

The homebuilding industry is subject to weather conditions and other forces of nature which could alter the way our operations are conducted. Hurricanes, tornadoes, mudslides, earthquakes, fires and floods, among other things, all may have negative impacts on our ability to successfully build and sell homes. For example, naturally occurring events could delay construction, increasing our costs. Additionally, customers might be less willing to buy homes in areas prone to natural disasters or areas that just suffered from a natural disaster, or they might only be willing to buy homes for less than it cost us to build them. Therefore, any change in operations due to naturally occurring events similar to the ones described could negatively impact our revenues and operating results.

OUR EXECUTIVE OFFICERS AND CERTAIN HIGHLY SKILLED PERSONNEL MAY LEAVE.

Our success depends largely on the skills, experience and performance of some key members of our management, including our Chairman of the Board, Chief Executive Officer and President and our Executive Vice President of Finance and Chief Financial Officer. If we lose one or more of these key employees, our ability to implement our business strategy and maintain or provide effective leadership might be hampered, adversely affecting our business, revenues and operating results.

Our future success also depends on our ability to continue attracting and retaining highly skilled personnel generally. We face intense competition for qualified personnel. Many of our competitors have greater resources than we have, and are therefore able to spend more money to obtain the services of highly skilled personnel. Therefore, we cannot be certain that we will be successful in attracting new personnel or adequately compensating our current personnel in the future. If we are unable to retain or attract highly skilled personnel in the future, the quality of our product or the sale of our homes might decline, resulting in decreased revenue.

GOVERNMENTAL REGULATIONS COULD LIMIT OUR ABILITY TO BUILD HOMES ON REAL ESTATE WE PURCHASED CAUSING OUR REVENUES TO DECREASE.

The homebuilding industry is subject to extensive government regulation relating to construction, including zoning laws and building codes. The agencies administering these laws often have broad discretion regarding the interpretation of these laws. The decisions of an agency regarding any of these regulations could increase the costs of completing a project or prevent us from completing a project, leading to a decrease in revenues and adversely affecting our operating results. Additionally, the purchasers of real estate are generally subject to a variety of environmental regulations which could result in delays in the construction of our homes, increasing our costs and decreasing our revenues.

RISKS RELATED TO OUR BUSINESS

WE CURRENTLY DO NOT HAVE ANY OPERATIONS, AND WITHOUT ADDITIONAL FUNDS WE MAY NOT ACHIEVE OUR CURRENT BUSINESS STRATEGY, WHICH COULD FORCE US TO RESTRUCTURE OR COULD RESULT IN OUR CEASING OPERATIONS.

We currently do not have any operations. We need to raise a minimum of $20 million through public or private debt or sale of equity to begin constructing homes.

Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations."

WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

Through September 30, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. We have incurred net losses of $894,696 for the three months ended September 30, 2001 and $2,740,898 for the year ended June 30, 2001. Losses have resulted principally from costs incurred in connection with developing our business activities and from costs associated with our administrative activities. We cannot be certain if or when we will become profitable.

We expect to continue incurring significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Since we have not yet begun building homes, and have no operating history of marketing our homes to the public, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

WE ARE A DEVELOPMENT STAGE COMPANY IN A NEW AND EVOLVING MARKET AND WE CANNOT BE CERTAIN THAT OUR BUSINESS STRATEGY WILL BE SUCCESSFUL.

        We are a development stage company and we will not begin building or selling homes until the first quarter of 2001. Our limited operating history makes an evaluation of our business and prospects very difficult. You must consider our business prospects in light of the risks and difficulties we encounter as a development stage company in the competitive construction market. These risks and difficulties include, but are not limited to:

-       An evolving business and marketing model;

-       High capital expenditures associated with home construction;

- Lack of sufficient customers, contracted locations, net sales, or cash flow;

- Lack of widespread acceptance of our construction methods due to unfamiliarity;

-       Difficulties in managing rapid growth in personnel and operations.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of the risks described above could have a material adverse effect on our business.

MANY COMPANIES COULD COMPETE WITH US AND NEGATIVELY AFFECT OUR BUSINESS.

Once we introduce our construction methods into the market place, we anticipate experiencing significant competition from other construction companies offering homes built utilizing widely know and accepted building materials. Our potential customers, namely low income families and first time home buyers, may prefer to buy homes built in a traditional manner.

Although we believe that our home construction methods will be competitive with traditional construction companies, we cannot assure you that other companies with greater resources than ours would not be able to successfully compete against us and negatively affect our business prospects in the market.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

Our success depends, to a significant degree, upon the protection of our patented construction materials. Although we have patents covering our proprietary technology, there can be no assurance that others will not develop technologies that are similar or superior to our technology. The steps we intend taking to protect our other proprietary rights may not be adequate and third parties may infringe or misappropriate our patents and similar proprietary rights. Additionally, effective patent and trade secret protection may not be available in every country in which we may operate in the future.

Litigation may be necessary in the future to enforce our proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

RISKS RELATED TO OUR COMMON STOCK

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY.

Our common stock currently is quoted on the OTC Bulletin Board. The trading volume of our common stock historically has been limited, and there can be no assurance that an active public market for our common stock will be developed or sustained. As a result, once you purchase our common stock it may be difficult to sell the stock. The trading price of our common stock in the past has been, and in the future could be, subject to wide fluctuations. These fluctuations may be caused by a variety of factors, including the following:

-       Quarterly variations in our operating results

- Actual or anticipated announcements of new products or services by us or our competitors

-       Changes in analysts' estimates of our financial performance.

The stock market in general also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

QUARTERLY OPERATING RESULTS MAY CAUSE SIGNIFICANT PRICE FLUCTUATIONS IN OUR COMMON STOCK.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. At our current level of operations, most of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results. If we do not meet the expectations of investors and analysts in a given quarter, our common stock price could decline. Fluctuations in our common stock price may be exaggerated if the trading volume of our common stock is low.

FUTURE SALES OF SHARES BY MERLE FERGUSON, OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

There are 40,065,281 shares of our common stock outstanding, of which approximately 14,000,000 shares are held beneficially by Mr. Ferguson. Mr. Ferguson will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by Securities and Exchange Commission regulations. If Mr. Ferguson were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Ferguson might occur could also adversely affect the market price of our common stock.

CONTROL BY MERLE FERGUSON COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Merle Ferguson owns approximately 34.9% of our common stock. Accordingly, for as long as Mr. Ferguson continues to beneficially own a controlling interest in our common stock, he will be able to exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements". These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock covered by this prospectus for its own account. Accordingly, we will not receive any of the proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants. Assuming that the warrants are fully exercised, we will receive $905,492 in proceeds. We expect to use such net proceeds, if any, for general corporate purposes. We paid finder's fees in the amount of $90,000 in connection with the issuance of a debenture in the amount of $1,000,000 and $60,000 in connection with the issuance of a debenture in the amount of $750,000.

We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol "CIAI".

As of September 30, 2001, we had 40,065,281 shares of common stock outstanding held by 850 stockholders of record.

The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarter ended December 31, 1999, the fiscal quarters for 2000 and 2001 and for the fiscal quarter ended September 30, 2001. The quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

                        Year   Quarter   High    Low

                        2002    1        1.32    0.39

                        2001    4        1.46    0.42

                                3        1.85    0.19

                                2        0.43    0.14

                                1        0.85    0.39

                        2000    4        1.156   0.36

                                3        1.35    0.312

                                2        0.75    0.28

                                1        2.00    0.31

                        1999    4        5.00    1.50

                                3

                                2

                                1

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

OUR BUSINESS

ORGANIZATION WITHIN THE LAST FIVE YEARS

On March 17, 1999, Kowtow, Inc. received 100% of the common stock of Affordable Homes of America, Inc. in a merger. Additionally, Kowtow, Inc. issued 4,000,000 shares of common stock to SCS Enterprises, Inc. Trust, the sole shareholder of Affordable Homes of America, Inc. On the same date we accepted the resignation of Krista Nielson and Sasha Belliston as Officers and Directors of Kowtow, Inc. and elected Merle Ferguson as President, CEO and Chairman of the Board of Directors. We also elected Susan Donohue as Secretary/Treasurer and as a member of the Board of Directors.

We changed our name to Affordable Homes of America, Inc. on March 19, 1999 and obtained a new trading symbol -AHOA. We restructured our common stock with a two for one forward split effective March 31, 1999. We changed our name to World Homes, Inc. on October 12, 2000 and obtained a new trading symbol - WHME.

On August 23, 2001 we changed our name to Composite Industries of America, Inc. On the same date, the trading symbol for our common stock on the Over-the-Counter Bulletin Board changed from WHME to CIAI, the symbol under which our common stock currently trades. We maintain our principal offices at 4505
W. Hacienda Ave., Unit I-1, Las Vegas, Nevada 89118.

ACQUISITIONS AND OUR TECHNOLOGY

On April 28, 1999, we acquired Composite Industries of America, Inc., the owner of a patent covering a construction material known as "Z MIX". The acquisition of Composite Industries of America, Inc. was accomplished by exchanging one share of our common stock for two shares of Composite's common stock. All stock issued by us pursuant to this acquisition is restricted. As the surviving entity, we own the patents formerly owned by Composite. Z MIX is a cementacious building material and can be used in a two step construction method instead of concrete, dry wall or lumber. We believe Z MIX will enable us to build better quality homes at a lower price than if other products were used. We also acquired a plan for a "World Home" and a "US Home" made from this material.

OVERVIEW

We are in the business of building homes for low income and first time home buyers. Founded in 1997, the focus of Composite Industries of America is to develop and build homes for sale in both international locations and in the United States with little or no timber products. Our three cost-saving construction methods are patented and are being implemented this year. All three methods reduce the time and cost needed to construct the average home and reduce the amount of wood used in building the average home. They are:

-Z MIX - A cementacious product that combines diatomaceous earth and used tires to create a lightweight building material that reduces the time and the cost for constructing a house. We currently hold the patent on Z MIX.

-IN-LINE FRAMING - A new method of construction that reduces the amount of wood used by one third. This reduces the cost of lumber used in construction, and thereby reduces the overall cost of the home.

-FOAM-PANELIZED CONSTRUCTION - This method of construction uses foam slabs covered with panels and strengthened with internal trusses. This allows for increased insulation and quick construction.

CERTIFICATION OF Z MIX

We are finishing the certification procedures necessary to sell our Z MIX products in the United States. Once completed, we will begin sales and distribution of our products in the United States. We have been approached by several international entities to establish factories to supply Z MIX for construction, however, we have not established any such factories and we may never enter into agreement to do so.

Z MIX is a lightweight cementacious insulating mixture with a high compression strength and thermal resistance values up to 30 to 40 times that of standard concrete. It is fire proof, insect proof, has excellent acoustical properties and is easy to clean up. Z MIX can be used for wall and roof panels and can easily be pumped for walls and floors. Z MIX makes a well-insulated cost effective floor that has a slight give to it. Z MIX is excellent for gymnasium floors. This material is used for residential, light commercial and agricultural building. The composition also has the property of being able to absorb contaminated or hazardous materials, especially petroleum based contaminants and is, therefore, useful in cleaning up and controlling contaminants in underground storage tanks, especially in abandoned or closed service stations.

CERTIFICATION OF THE WORLD HOME PLAN

 When we acquired Composite, we acquired the rights to a design plan for a World Home and a US Home made from Z MIX. The World Home design plan has been certified by Larson Engineering, Inc. as earthquake resistant in all four seismic regions in the world. Larson Engineering, Inc. also certified that houses built from these materials are able to withstand hurricane winds up to 150 mph. We believe that use of Z MIX will permit us to construct lower cost housing at substantial less that the present cost for such housing. Z MIX can also be used in the manufacturing of utility poles, railroad ties and pallets with substantial savings in the manufacturing cost of these items. We believe that the use of Z MIX will broaden our market and increase our profitability.

OUR STRATEGY

We have signed joint venture agreements or strategic alliance agreements with three companies. Tristar USA of LA, Inc. and Composite Industries of America signed a five- year Joint Venture Agreement on June 22, 2000 pursuant to which Tristar will act as the construction company and we will supply our proprietary Z MIX material for building affordable housing in Developing Nations, particularly in Nigeria. AL NASR Trading & Industrial Corporation L.L.C. and Composite Industries of America signed a three-year Joint Venture Agreement with a 25-year optional extension, on August 17, 2000 under which AL NASR is to provide a proposal for the establishment of a manufacturing plant for Z MIX in a Middle Eastern country and a working plan for at least four other countries in the Middle Eastern / Northern Africa area. We will provide our patented Z MIX material and our technical expertise in building affordable housing. We have entered into a consulting agreement with CS & S Enterprise Inc. to provide general and technical building-related services, in the amount of $100,000 per year.

Merle Ferguson, our chairman and a shareholder of Composite Industries of America, also owns 100% of the stock of CS & S Enterprises, Inc. Mr. Ferguson has from time to time advanced funds to or to one of our subsidiaries to assist with working capital requirements. As of September 30, 2001 and 2000, Mr. Ferguson had advanced to us, $[455,899] and $[373,854], respectively. No officer, director, nominee for election as a director, or associates of such officer, director or nominee is currently in debt to us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a homebuilding and development company in the development stage focusing on building for low-income and first-time home buyers. We have and will continue to develop new building techniques and patented products that significantly reduce the overall cost and time, while maintaining or increasing the quality and integrity of new home construction. Our plan is to develop and build our "World Home" for sale outside the United States and in developing nations where there is an immediate need for permanent affordable shelter. The patented Z MIX material used in the World Home provides protection from natural elements ( hurricanes and earthquakes) and is fireproof. Our immediate focus is to enter into licensing and/or joint venture affiliations in which we will supply our proprietary, patent- protected Z MIX material to established companies for use outside the United States in home construction and other applications such as railroad ties, utility poles and environmental remediation. We believe this approach to be the fastest route for the penetration into the global marketplace. We project that the revenues received from licensing Z MIX technology will be recognized by us without incurring the usual development and labor expenses associated construction projects.

RESULTS OF OPERATIONS

QUARTER ENDED SEPTEMBER 30, 2001 VS. SEPTEMBER 30, 2000

Revenues.

We are presently a development stage company. Accordingly, we have no revenues for the Quarter ended September 30, 2001. We have signed several joint ventures and agreements and project revenues for the beginning of next fiscal year.

Operating Expenses.

Operating expenses are comprised of General and Administrative Expenses which consists primarily of amortization of patent expense, professional fees, product development expense and office expense.

Amortization expense relating to the patent amounted to $260,625 during the three month periods ended September 30, 2001 and September 30, 2000. The patent is being amortized on a straight-line basis over the remaining life of the patent (195 months as of the acquisition date, April 28, 1999).

Operating expenses, other than amortization of the patent, increased from $257,450 for the three months ended September 30, 2000 to $1,049,528 for the three months ended September 30, 2001.

Net Loss.

Our net loss after taxes increased from $479,903 for the three months ended September 30, 2000 to $894,696 for the three months ended September 30, 2001.

YEAR ENDED JUNE 30, 2001 VS. JUNE 30, 2000

Revenues.

We are presently a development stage company. Accordingly, we have no revenues for the year ended June 30, 2001. We have signed several joint ventures and agreements and project revenues for the next fiscal year.

Operating Expenses.

Operating expenses are comprised of General and Administrative Expenses which consists primarily of amortization of patent expense, professional fees, product development expense and office expense.

Amortization expense related to amortization of the patent was $1,042,500 each for the fiscal years ended June 30, 2000 and June 30, 2001, respectively. The patent is being amortized on a straight line basis over the remaining life of the patent (195 months as of the acquisition date, April 28, 1999). Other depreciation and amortization amounted to $53,645 and $50,091 for the fiscal years ended June 30, 2000 and June 30, 2001 respectively.

Operating expenses decreased from $3,447,186 for the twelve months ended June 30, 2000 to $2,803,726 for the twelve months ended June 30, 2001. The decrease in operating expenses was primarily due to a reduction of professional fees which decreased from $1,798,321 for the twelve months ended June 30, 2000 to $1,238,660 for the twelve months ended June 30, 2001.

Net Loss.

As a result, our net loss decreased from $3,105,360 for the twelve months ended June 30, 2000 to $2,740,898 for the twelve months ended June 30, 2001.

We are currently a development stage company, however management projects that during the next twelve months revenue derived from one or more of the signed joint ventures, and the proceeds from the April, October and November financing should be sufficient to finance our working capital and capital expenditures for the next twelve months.

CAPITAL REQUIREMENTS, CASH FLOW AND OPERATING CONSIDERATIONS

        Composite Industries is currently a development stage company, however, management projects that during the next twelve months revenue derived from one or more of the signed joint ventures and the proceeds from the private placements described herein should be sufficient to finance our working capital requirements and capital expenditures.

        Although we believe that the revenues projected over the next twelve months will be significant, we entered into the private placements described elsewhere in this prospectus for immediate funds. In the event that we are unable to take advantage of the Equity Line of Credit described elsewhere in this prospectus, we have made alternative provisions to meet our working capital requirements.

THE APRIL 2001 OFFERING

The agreements and instruments relating to the rights and obligations of the securities issued in the April 2001 offering are filed as exhibits to the registration statement, of which this prospectus forms a part. We urge you to read them in their entirety.

On April 5, 2001, under the terms of the purchase agreement between us and the investor we sold a 6% convertible debenture with a face value of $1,000,000.

THE TERMS OF THE DEBENTURE INCLUDE:

-       maturity date of one year from the date of issuance;

- conversion price of the debenture in the principal amount of $1,000,000 is the lower of:

-       $1.5375, or

- 77.5% of the average of the three lowest closing bid prices for our common stock for the 20 trading days preceding the conversion date;

- as of November 27, 2001, the conversion price for the debenture was $0.315, which is below the market price of our common stock;

- interest is payable on the debenture at an annual rate of 6%; however, if we do not pay the principal or interest on the debenture when due, the interest rate will increase from 6% to 18%;

- the debenture holder has the right to convert the interest due under the debenture into shares of our common stock;

- if we are unable to issue the shares of common stock within three trading days of when the debenture is convertible, then we must pay a late fee of $5,000 per trading day after the date when the converted debenture shares were required to have been issued;

- if we do not deliver the shares of common stock to the holder upon the debenture holder's conversion of the debenture, the debenture holder may purchase such number of shares in the open market in order to satisfy a sale by the debenture holder; we will then be required to pay to the debenture holder the amount in cash by which the debenture holder's total purchase price of the shares exceeds the aggregate principal amount of the debenture, plus interest; for example, if the debenture holder purchases shares having a purchase price of $11,000 to cover shares to be sold with respect to an attempted conversion of $10,000 of principal and/or interest, we will be required to pay the debenture holder $1,000 plus interest;

- we may not pay off the debenture prior to the maturity date without the consent of the debenture holder;

- the debenture has adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions;

- all principal and interest due on the outstanding debenture become immediately due and payable on April 5, 2002, or earlier in the event of a default.

EVENTS OF DEFAULT INCLUDE:

- the registration statement, of which this prospectus is a part, is not declared effective within the 120 days following April 5, 2001;

- a breach by us of any material covenant or term or condition of the debenture;

- a breach by us of any material representation or warranty made in the purchase agreement, or in any agreement made in connection therewith;

- we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

- any form of bankruptcy or insolvency proceeding is instituted by or against us; and

- our common stock is delisted from, or we do not comply with the conditions for listing on, a principal market.

THE WARRANT

- We issued a warrant to purchase up to 213,675 shares of our common stock.

- The warrant is exercisable at an exercise price equal to $1.5375 per share of our common stock.

-       The warrant has a term of five years, expiring April 5, 2006.

- The warrant has adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

REGISTRATION RIGHTS

Under the terms of the purchase agreement, we are required to file a registration statement registering for resale at least 200% of the shares of our common stock which would be issuable upon conversion of the debenture, and such shares must be reserved and set aside solely for the benefit of the debenture holder.

RESTRICTION ON FUTURE FINANCING

Until the passage of 90 days after the effectiveness of the registration statement of which this prospectus is a part, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by conversion or registration, free-trading securities, except for the following issuances, among others:

- equity or debt issued in connection with us acquiring a business or assets;

- stock issued in connection with us establishing a joint venture, a partnership or creating a licensing arrangement; or

- stock or stock options granted to our employees or directors pursuant to a plan which has been approved by our shareholders.

LIMITATION ON THE INVESTORS' OWNERSHIP OF OUR SHARES

We cannot require the selling stockholder to convert the debenture, in full or in part, into shares of our common stock, or exercise its warrant, in full or in part, if it would result in it owning more than 9.99% of all of our common stock, as would be outstanding on that purchase date, conversion date or exercise date, when aggregated with all other shares of common stock then owned by the selling stockholder beneficially or deemed beneficially owned by such selling stockholder, including shares of common stock into which such debenture is convertible or into which such warrant is exercisable, as determined in accordance with Section 16 of the Exchange Act.

FINDER'S FEES

On April 5, 2001, at the closing of this offering, we paid the following finder's fees: $90,000, which is 9% of the aggregate purchase amount of the debenture. This finder's fee was paid to Hyperion Partners Corp. In addition, we agreed to pay finder's fee of 5% of actual cash proceeds from the exercise of the warrant.

Failure to pay the finder's fee constitutes an event of default under the debenture. This default would result in all principal and interest due on the outstanding debenture becoming immediately due and payable.

REASONS FOR OUR ACCEPTING THE FINANCING

At the time our board of directors approved the April 5, 2001 financing, there were no other viable funding solutions readily available to us. The stock market had within previous months experienced significant volatility, and this kept many other investors from committing funds. In light of the market conditions, and lacking any other credible sources, our board accepted the financing in spite of the potentially adverse effects of the financing.

THE OCTOBER 2001 OFFERING

The agreements and instruments relating to the rights and obligations of the securities issued in the October 2001 offering are filed as exhibits to the registration statement, of which this prospectus forms a part. We urge you to read them in their entirety.

On October 22, 2001, under the terms of the purchase agreement, amended and restated as of December 3, 2001, between us and the investor, we sold a 6% convertible debenture with a face value of $750,000.

THE TERMS OF THE DEBENTURE INCLUDE:

-       maturity date of one year from the date of issuance;

- conversion price of the debenture in the principal amount of $750,000 is the lower of:

-       $1.5375, or

- 77.5% of the average of the three lowest closing bid prices for our common stock for the 20 trading days preceding the conversion date;

- as of November 27, 2001, the conversion price for the debenture was $0.315, which is below the market price of our common stock;

- interest is payable on the debenture at an annual rate of 6%; however, if we do not pay the principal or interest on the debenture when due, the interest rate will increase from 6% to 18%;

- the decision whether to pay interest accrued on the October 2001 debenture in shares of common stock is at our discretion, however, not less than ten (10) days prior to each conversion date or maturity date, we must provide written notice to Lenore of our election to pay interest in cash or in shares of our common stock;

- if we are unable to issue the shares of common stock within three trading days of when the debenture is convertible, then we must pay a late fee of $5,000 per trading day after the date when the converted debenture shares were required to have been issued;

- if we do not deliver the shares of common stock to the holder upon the debenture holder's conversion of the debenture, the debenture holder may purchase such number of shares in the open market in order to satisfy a sale by the debenture holder; we will then be required to pay to the debenture holder the amount in cash by which the debenture holder's total purchase price of the shares exceeds the aggregate principal amount of the debenture, plus interest; for example, if the debenture holder purchases shares having a purchase price of $11,000 to cover shares to be sold with respect to an attempted conversion of $10,000 of principal and/or interest, we will be required to pay the debenture holder $1,000 plus interest;

- we have the right, exercisable at any time and from time to time after the Original Issue Date of the debenture, and upon seven (7) days written notice to the affected holders, to repay all or any portion of the outstanding principal balance of the debenture for which conversion notices have not previously been delivered or for which an event of default shall not have been declared;

- the debenture has adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions;

- all principal and interest due on the outstanding debenture become immediately due and payable on November 13, 2002, or earlier in the event of a default.

EVENTS OF DEFAULT INCLUDE:

- the registration statement, of which this prospectus is a part, is not declared effective within the 120 days following October 22, 2001;

- a breach by us of any material covenant or term or condition of the debenture;

- a breach by us of any material representation or warranty made in the purchase agreement, or in any agreement made in connection therewith;

- we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

- any form of bankruptcy or insolvency proceeding is instituted by or against us; and

- our common stock is delisted from, or we do not comply with the conditions for listing on, a principal market.

THE WARRANT

- We issued two warrants to purchase, respectively, up to 200,267 and up to 37,500 shares of our common stock.

- The warrants are exercisable at exercise prices equal to $0.575 per share and $0.475 per share of our common stock, respectively.

- The warrants have a term of five years, expiring November 13, 2006 and December 4, 2006, respectively.

- The warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

REGISTRATION RIGHTS

Under the terms of the purchase agreement, we are required to file a registration statement registering for resale at least 200% of the shares of our common stock which would be issuable upon conversion of the debenture, and such shares must be reserved and set aside solely for the benefit of the debenture holder.

RESTRICTION ON FUTURE FINANCING

Until the passage of 90 days after the effectiveness of the registration statement of which this prospectus is a part, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by conversion or registration, free-trading securities, except for the following issuances, among others:

- equity or debt issued in connection with us acquiring a business or assets;

- stock issued in connection with us establishing a joint venture, a partnership or creating a licensing arrangement; or

- stock or stock options granted to our employees or directors pursuant to a plan which has been approved by our shareholders.

LIMITATION ON THE INVESTORS' OWNERSHIP OF OUR SHARES

We cannot require the selling stockholder to convert the debenture, in full or in part, into shares of our common stock, or exercise its warrant, in full or in part, if it would result in it owning more than 9.99% of all of our common stock, as would be outstanding on that purchase date, conversion date or exercise date, when aggregated with all other shares of common stock then owned by the selling stockholder beneficially or deemed beneficially owned by such selling stockholder, including shares of common stock into which such debenture is convertible or into which such warrant is exercisable, as determined in accordance with Section 16 of the Exchange Act.

FINDER'S FEES

In connection with this offering, we paid the following finder's fees:
$60,000, which is 8% of the aggregate purchase amount of the debenture. This finder's fee was paid to Hyperion Partners Corp. In addition, we agreed to pay finder's fee of 5% of actual cash proceeds from the exercise of the warrant.

Failure to pay the finder's fee constitutes an event of default under the debenture. This default would result in all principal and interest due on the outstanding debenture becoming immediately due and payable.

Reasons for our accepting the financing

        At the time our board of directors approved the October 22, 2001 financing, there were no other viable funding solutions readily available to us. The stock market had within previous months experienced significant volatility, and this kept many other investors from committing funds. In light of the market conditions, and lacking any other credible sources, our board accepted the financing in spite of the potentially adverse effects of the financing.

THE EQUITY LINE FINANCING

        On December 3, 2001 we entered into an Equity Line Purchase Agreement with Burlington Street LLC. Pursuant to this agreement, we have the right, subject to certain conditions, to sell up to $10,000,000 of our shares of common stock over the next two years to Burlington, which Burlington may resell to the public through this prospectus. Additionally, we issued two warrants to Burlington to purchase, respectively, up to 521,739 shares of our common stock at an exercise price of $0.575 and up to 2,173,913 shares of our common stock at an exercise price equal to $.01 per share, each with an expiration date of December 3, 2006. Shares issuable upon exercise of Burlington's warrant may also be resold to the public through this prospectus.

        Beginning on the date the registration statement, of which this prospectus forms a part, is declared effective by the SEC, and continuing for two years thereafter, we may in our sole discretion sell, or put, shares of our common stock to Burlington. From time to time during the two-year term, we may make 24 monthly draw downs, by giving notice and requiring Burlington to purchase shares of our common stock, for the draw down amount.
Burlington's purchase price will be based upon the average of the three lowest closing bid prices of the common stock over the period of ten (10) trading days during which the purchase price of the common stock is determined with respect to the put date, which period shall begin on the put date and end nine
(9) trading days following the put date.

        Our ability to cause Burlington to purchase shares of our common stock under the Equity Line Purchase Agreement is subject to certain conditions, including, but not limited to:

- The number of shares we may sell to Burlington on any put date, when aggregated with all other shares then owned by Burlington, cannot exceed 4.999% of the total common stock we then have outstanding.

- The registration statement, of which this prospectus forms a part, must remain effective so that Burlington may publicly resell the shares that it acquires from us under the agreement.

- There has not been an effect on the business, operations, properties, prospects or financial condition of our company that is material and adverse to our company and such other entities controlling or controlled by our company, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of our company to enter into and perform its obligations under the agreement.

        We may not be able to satisfy all conditions required to put shares to Burlington at any given time. If this occurs, we would likely need to raise money from other sources in order to continue to fund our operations. Such alternative funding may not be available. Also, we cannot put shares to Burlington at a time when we have not publicly disclosed material information about our company.

        In connection with the Equity Line Purchase Agreement, we issued a warrant on December 3, 2001 to Burlington to purchase up to 2,173,913 shares of our common stock at an exercise price equal to $.01 per share. Burlington may exercise the warrant through December 3, 2004.

Burlington is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our common stock under this prospectus.

DILUTION

As of December 3, 2001, we had issued and outstanding 40,065,281 shares of common stock. At that date, there were an additional 72,205,722 shares of common stock subject to possible future issuances.

EFFECTS ON MARKET PRICE AND DILUTION TO COMMON STOCKHOLDERS RESULTING FROM CONVERSION OF THE DEBENTURES

Since the outstanding principal amount of the debentures converts at a floating rate based on a discount to the market price of the common stock, the lower the stock price when the holder converts, the more shares of common stock the holder gets. When the selling stockholder converts and then sells the common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert the debentures into greater amounts of common stock, the sales of which would further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The conversion of the debentures may result in substantial dilution to the interests of other holders of common stock since each holder of the debentures may ultimately convert and sell the full amount issuable on conversion.

DESCRIPTION OF FLOATING CONVERSION FEATURE AND EXAMPLES OF HOW THIS CONVERSION FEATURE WORKS

Each debenture is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the debenture by (b) the conversion price. The conversion price equals the lesser of (x) $1.5375 and (y) 77.5% of the average of the 3 lowest closing bid prices during the 20 trading days prior to the conversion date.

For example, if all of the debenture holders convert the full $1,750,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 20 trading days prior to the conversion date is $.20, the debenture holders will own an aggregate of 11,290,322 shares of our common stock (77.5% of $.20 equals $.155 and 1,750,000 divided by .155 equals 11,290,322).

If all of the debenture holders convert the full $1,750,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 20 trading days prior to the conversion date is $.30, the debenture holders will own an aggregate of 7,526,882 shares of our common stock (77.5% of $.30 equals $.2325 and 1,750,000 divided by .2325 equals 7,526,882).

If all of the debenture holders convert the full $1,750,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 20 trading days prior to the conversion date is $.40, the debenture holders will own an aggregate of 5,645,161 shares of our common stock (77.5% of $.40 equals $.31 and 1,750,000 divided by .31 equals 5,645,161).

The following table represents the number of shares of our common stock issuable upon conversion of debentures issued and the percentage of our outstanding shares such number of shares would represent, assuming $1,750,000 in debentures are fully converted, and assuming the purchase price is 0%, 25%, 50% and 75%, respectively, discounted from the current trading price of our common stock. For purposes of this table, we are assuming that the average conversion rate of the debentures is $.346 (as of November 14, 2001). The conversion of debentures and/or exercise of warrants may result in a change of control of Composite Industries of America.

TABLE 1a
-----------------------------------------------------------------------------------------
                                         % of our                             % of our
                    Purchase price of    outstanding    Purchase price of     outstanding
                    $.0338 (discount     common         $.0254 (discount      common
Name of Investor    value of 0%)         stock          value of 25%)         stock
----------------    -----------------    -----------    -----------------     -----------
Lenore Avenue         5,177,515          11.4%            6,889,764           14.7%
-----------------------------------------------------------------------------------------

TABLE 1b
-----------------------------------------------------------------------------------------
                                         % of our                             % of our
                    Purchase price of    outstanding    Purchase price        outstanding
                    $.0169 (discount     common         of $.0085 (discount   common
Name of Investor    value of 50%)        stock          value of 75%)         stock
----------------    -----------------    -----------    -------------------   -----------
Lenore Avenue          10,355,029         20.5%           20,588,235          33.9%
-----------------------------------------------------------------------------------------

Effects on Market Price and Dilution Common Stockholders Resulting from Exercise of Puts under the Equity Line

        The purchase price for each put under the equity line purchase agreement is also based on a floating discount to the market price of our common stock. Therefore, the lower the stock price when we put shares to the purchaser, the more shares of common stock the purchaser gets. When we put shares to the purchaser for resale to the public, the common stock price may decrease due to the additional shares in the market. This could mean that the next put is at a lower price, allowing the selling stockholders to receive greater amounts of common stock for the same investment, the sales of which would further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholder sells material amounts of common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The put of shares may result in substantial dilution to the interests of other holders of common stock since the purchaser of the put shares may ultimately sell the full amount issuable under the equity line purchase agreement.

        The following table illustrates how the number of shares of common stock required to be sold to draw down the full $10,000,000 under the Equity Line Purchase Agreement would increase or decrease if the market price (as defined in the purchase agreement) of our common stock were to increase or decrease.

        For illustrative purposes, the market prices shown below are based on the trading price of our common stock as of November 21, 2001, the 52-week high of our common stock and the 52-week low of our common stock. Also included are market prices representing an increase of 50% from the current trading price and a decrease of 50% from the current trading price.

--------------------   ---------   ----------    ----------    ----------    ----------
Market Price             $1.94         $0.72         $0.48         $0.24        $0.14
--------------------   ---------   ----------    ----------    ----------    ----------
Purchase Price           $1.7945       $0.666        $0.444        $0.222       $0.1295
--------------------   ---------   ----------    ----------    ----------    ----------
Number of Shares
required to draw
down $10,000,000       5,572,583   15,015,015    22,522,522    45,045,045    77,220,077
--------------------   ---------   ----------    ----------    ----------    ----------
Percentage of shares
of common stock
outstanding as of
September 30, 2001         12.21%       27.26%        35.99%        52.93%        65.84%
--------------------   ---------   ----------    ----------    ----------    ----------


Market price is based on the average of the three (3) lowest bid prices for the 10 days commencing on the date of the draw down request. The purchase price reflects an amount equal to 92.5% of the market price pursuant to the purchase agreement. This chart is for illustrative purposes only. The amount we will be actually be able to draw down is subject to certain minimums, maximums and other conditions and limitations. We are under no obligation to draw down any amount under the purchase agreement.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings at this time.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME            AGE     POSITION
--------------  ---     ---------
Merle Ferguson  54      Chief Executive Officer, President and Chairman

William Morris  63      Executive Vice President of Finance,
                        Chief Financial Officer and Director

Susan Donohoe   48      Secretary and Director


Merle Ferguson has served as our president, chief executive officer and chairman of the board of directors since he founded Composite Industries of America in February 1997 . Prior to founding Composite Industries of America, Inc., Mr. Ferguson spent 22 years in the construction industry as a developer and builder focusing on commercial and residential buildings in California, Oregon and Washington.

Mr. Ferguson attended Yakima Valley College in Washington State with a focus in forestry. He honorably served his country with the United States Marine Corps from 1966 to 1970. This included two tours in Vietnam. For the past 7 years, Mr. Ferguson has been researching new construction products to reduce deforestation. The Z-Mix construction methods under development by Composite Industries of America use no timber products.

William Morris joined Composite Industries of America as executive vice president of finance, chief financial officer and director on May 22, 2001. He is the president and founder of William Morris Inc., a management consulting company, specializing in financial matters. He has 35 years experience as an accountant. Mr. Morris served as a Chief Financial Officer of Trans World Network, Marantz Company, Inc., The Hollywood Reported, Motown Industries,
(Sony)/Superscope, Inc. (later renamed Marantz Company Inc.), Menasco Manufacturing Company and Newhall Land and Farming. Mr. Morris received a degree in Accounting from San Fernando State College (renamed California State University-Northridge).

Susan Donohoe is the Secretary and a Director of the Company. She was one of the two founders of Zawada Technologies, Inc. At Zawada Technologies she worked directly with Joseph Zawada on the research of the Z Mix product. Zawada Technologies merged with Composite Industries, Inc. Ms. Donohoe joined Composite Industries of America when Composite merged with Affordable Homes of America, Inc. Ms. Donohoe attended the University of Wisconsin at Stevens Point with a focus in sociology and psychology. Ms. Donohoe also attended Cardinal Stritch College of Madison, where she majored in Business Administration.

BOARD OF DIRECTORS

Our board currently consists of three directors.

BOARD COMMITTEES

The board of directors has established no committees.


EXECUTIVE COMPENSATION

None of our executive officers received salaries from us during the 1999, 2000 and 2001 fiscal years. However, Messrs. Ferguson and Morris and Ms. Donohue were paid through business management services contracts for their respective services as officers and directors of Composite Industries, specific senior roles, consulting services and the day-to-day duties of running the coporate office. According to the terms of the management services agreements that Merle Ferguson, our President, and Susan Donohue, our Secretary, signed with us on March 19, 1999, Merle Ferguson is paid $150,000 per year and Susan Donohue is to be paid $60,000 per year. Mr. Morris receives $120,000 per year. See "Certain Relationships and Related Transactions".

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2000 and 2001 fiscal years, for our Chief Executive Officer and for each of our other executive officers whose compensation on an annualized basis exceeded $100,000 during fiscal 2000 and 2001.

                                         SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
                               |         ANNUAL COMPENSATION                 |            LONG-TERM COMPENSATION
                               |                                             |
                               |                                             |   Restricted    Securities
                               |   Fiscal                    Other Annual    |  Stock Awards   Underlying    All Other
Name and Principal Position    |    Year    Salary  Bonus   Compensation(1)  |       (2)         Options    Compensation
                               |                                             |
                               |    1999      0        0      $150,000       |        0            0            $0
Merle Ferguson                 |    2000      0        0      $150,000       |        0            0             0
Chief Executive Officer        |    2001      0        0      $150,000       |        0            0             0
------------------------------------------------------------------------------------------------------------------------


(1) See "Certain Relationships and Related Transactions" relating to Mr. Ferguson's consulting arrangement with us.

STOCK OPTIONS

OPTIONS GRANTED IN FISCAL 2001

The following table sets forth the details of options to purchase common stock the Company granted to its executive officers during fiscal year ended June 30, 2001, including the potential realized value over the 5 year term of the option based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Each option is immediately exercisable.

                                                                                        Potential Realizable
                      Number of                             Per                         Value at Assumed Annual
                      Securities   Percent of Total        Share                          Rate of Stock Price
                      Underlying     To Employees         Exercise                         Appreciation For
Name                   Options      in Fiscal Year         Price     Expiration Date          Option Term
--------------        ----------   ----------------       --------   ---------------    -----------------------
                                                                                            5%           10%
                                                                                         -------      --------
Merle Ferguson        10,000,000         100%              $0.66      July 24, 2003      $55,168      $115,850
--------------        ----------   ----------------       --------   ---------------    -----------------------



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

During the fiscal year ended June 30, 2000, no executive officer of the Company exercised options. The following table sets forth the number of shares of our common stock underlying unexercised stock options granted by us to our executive officers and the value of those options at June 30, 2001. The value of each option is based on the positive difference, if any, of the closing bid price for our common stock on the OTC Bulletin Board on July 18, 2001, or $.46, under the exercise price of the option.

                                    Number of Securities
                                   Underlying Unexercised               Value of Unexercised In
                                 Options at Fiscal Year-End       the Money Options at Fiscal Year-End
                               -----------------------------------------------------------------------
Name of Executive Officer      Exercisable       Unexercisable      Exercisable        Unexercisable

Merle Ferguson                  10,187,500            $0            $7,131,250              $0
                               -----------------------------------------------------------------------

EMPLOYMENT AGREEMENT

As of the date of this prospectus, we have not entered into written employment agreements with any of our employees.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 3, 2001, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares,
(2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                AMOUNT AND NATURE OF          PERCENT OF
BENEFICIAL OWNER (1)              BENEFICIAL OWNERSHIP (2)   OUTSTANDING SHARES
5% STOCKHOLDERS
-------------------------------   ------------------------   ------------------
Lenore Avenue LLC(3)                     4,002,523(4)               9.99%
c/o Citco Trustees (Cayman)
Limited Commercial Centre
P.O. Box 31106 SMB Grand Cayman,
Cayman Islands

Randy Vozka                              2,205,645                  5.5%

DIRECTORS AND NAMED
EXECUTIVE OFFICERS

Merle Ferguson                          14,000,000                 34.9%

Susan Donohue                            5,867,000                 14.6%

William Morris                           2,000,000                  4.9%

All the Officers and Directors          24,072,645                 60.1%
As a Group
-------------------------------   ------------------------   ------------------

*       Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Composite Industries of America, Inc., 4505 West Hacienda Avenue, Unit I-1, Las Vegas, NV 89118.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3) David Simms is the Director of Navigator Management, Ltd., the director and control person of Lenore Avenue LLC and Burlington Street LLC, and, through Navigator, has investment control of Lenore's shares and Burlington's shares.

(4) Represents 4,002,522 shares of our common stock issuable upon conversion of debentures in the aggregate amount of $1,750,000 and 451,442 shares of our common stock issuable upon the exercise of warrants, subject to a provision in the Convertible Debenture Purchase Agreements limiting the total amount of shares of our common stock that Lenore can hold at any time to 9.999% of our outstanding common stock.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the shares of common stock underlying the debentures issued pursuant to the terms of the purchase agreement signed in the April 2001 and October 2001 offerings, and the shares of common stock issuable under the terms of the Equity Line Purchase Agreement signed in the December 2001 offering. The selling stockholders do not have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the names of the selling stockholders who are offering shares of common stock under this prospectus, the number of shares of common stock beneficially owned by each selling stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock that the selling stockholder will own after the offering, assuming it sells all of its shares offered. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder's ownership of outstanding common shares.

Name of selling stockholder     Shares of common      Shares of      Shares of common stock
                                stock owned prior  common stock to    owned after offering
                                to offering           be sold(1)       Number     Percent
---------------------------     -----------------  ----------------  ----------------------
    Lenore Avenue LLC (2)         4,002,521(3)     12,229,219(4)(5)      0           0

Burlington Street LLC (2)         2,002,863(6)     59,876,503(7)(8)      0           0

Hyperion Holdings LLC (9)            65,000(10)        65,000(10)        0           0

   Vfinance.com, Inc. (11)           35,000(12)        35,000(12)        0           0

Total                             6,105,384        72,205,722            0           0
---------------------------     -----------------  ----------------  ----------------------


(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(2) David Simms is the Director of Navigator Management, Ltd., the director and control person of Lenore Avenue LLC and Burlington Street LLC, and, through Navigator, has investment control of Lenore's shares and Burlington's shares.

(3) Pursuant to the terms of the debenture purchase agreements, the selling stockholder cannot convert its debentures or exercise its warrants to the extent that such conversion or exercise would, singly or in the aggregate, result in the selling stockholder beneficially owning more than 9.99% of our outstanding common stock.

(4) Pursuant to the Registration Rights Agreements between us and Lenore, the initial registration statement filed thereunder shall include (but not be limited to) a number of shares of common stock equal to no less than the sum of (a) 200% of the number of shares of common stock issuable upon conversion in full of the principal amount of the debentures assuming one full year of interest has accrued and all such interest is being paid in shares of common stock and (b) the number of shares of common stock issuable upon exercise in full of the warrants issued to the selling stockholder.

(5) Represents 11,777,777 shares of our common stock issuable upon conversion of debentures in the aggregate amount of $1,750,000, and 451,442 shares of our common stock issuable upon the exercise of warrants.

(6) Pursuant to the terms of the Equity Line Purchase Agreement, the selling stockholder cannot purchase shares of our common stock or exercise its warrants to the extent that such purchase or exercise would, singly or in the aggregate, result in the selling stockholder beneficially owning more than 4.99% of our outstanding common stock.

(7) Pursuant to the Registration Rights Agreements between us and Burlington, the initial registration statement filed thereunder shall include (but not be limited to) a number of shares of common stock equal to no less than the sum of (a) 215% of the number of shares of common stock issuable under the Equity Line Purchase Agreement and (b) the number of shares of common stock issuable upon exercise in full of the warrants issued to the selling stockholder.

(8) Represents 57,180,851 shares of our common stock issuable under a $10,000,000 Equity Line Purchase Agreement and 2,695,652 shares of our common stock issuable upon the exercise of warrants.

(9) Paul Manion is the Managing Director of Hyperion Partners Corp., the director and control person of Hyperion Holdings LLC, and through Hyperion Partners, has investment control of Hyperion Holdings's shares.

(10) Represents 65,000 shares of our common stock issuable upon the exercise of a warrant.

(11) Leonard J. Soklow is the president and control person of vFinance.com, Inc.

(12) Represents 35,000 shares of our common stock issuable upon the exercise of a warrant.


PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-       privately negotiated transactions;

-       short sales;

- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-       a combination of any such methods of sale; and

-       any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders, other than Burlington Street LLC, have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders, other than Burlington Street LLC, and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Burlington Street LLC is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Burlington (and, if they act as agent for the purchaser of our common stock, from such purchaser). Broker-dealers may agree with Burlington to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Burlington, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Burlington. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

We will not receive any proceeds from the sale of the common shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and have additionally agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities including liabilities under the Securities Act.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales of the common stock. In addition, we have informed the selling stockholders of the need for delivery of copies of this prospectus.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into a consulting agreement with CS & S Enterprise, Inc. to provide general and technical building-related services, in the amount of $100,000 per year. Merle Ferguson, a director and shareholder of Composite Industries of America, owns 100% of the stock of CS & S Enterprises, Inc.

Mr. Ferguson, our president and chief executive officer, has from time to time advanced funds to us or to one of our subsidiaries to assist with working capital requirements. As of June 30, 1999 and 2000, such funds advanced to us amounted to $235,287 and $281,434 respectively. No officer, director, nominee for election as a director, or associates of such officer, director or nominee is or has been in debt to us during the past fiscal year.


DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, of which 40,065,281 shares are currently issued and outstanding and 100,000,000 shares of preferred stock, par value $.001 per share, of which 428,572 shares are currently issued and outstanding. We have also reserved 92,461,243 shares of common stock for issuance:

- upon conversion of convertible debentures and upon exercise of related warrants;

-       pursuant to an equity line purchase agreement and related warrants;
and

- upon exercise of options issued and issuable under our stock option plan, contingent upon approval of the plan by our stockholders.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

NEVADA BUSINESS COMBINATION PROVISIONS

ANTI-TAKEOVER LAW

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging takeovers of the corporation.

BUSINESS COMBINATION LAW

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at ht.//www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register resale shares of our common stock issuable upon exercise of warrants and upon conversion of Debentures issued and issuable to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should Debenture that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

The transfer agent and registrar for our common stock is National Stock Transfer. Its telephone number is (801) 485-7978.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

EXPERTS

Our financial statements at June 30, 2000 and 1999, appearing in this prospectus and registration statement have been audited by Pascale, Razzino, Alexanderson & Co., PLLC, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Debenture 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing


                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                        INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2001 and 2000


                                                                PAGE

Report of Independent Auditors ................................ F-1

Consolidated Balance Sheets as of June 30, 2001 and 2000 ...... F-2

Consolidated Statements of Operations During the Development
        Stage for the Years Ended June 30, 2001 and 2000 and
        Cumulative from February 10, 1997 (Inception) ......... F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended June 30, 2001 and 2000 and Cumulative
  from February 10, 1997 (Inception) to June 30, 1999 ......... F-6

Consolidated Statements of Cash Flows During the Development
        Stage for the Years Ended June 30, 2001 and 2000 and
        Cumulative from February 10, 1997 (Inception) ......... F-12

Notes to the Consolidated Financial Statements ................ F-14

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                            CONSOLIDATED FINANCIAL STATEMENTS

                                           and

                              REPORT OF INDEPENDENT AUDITORS

                        FROM FEBRUARY 10, 1997 (DATE OF INCEPTION)
                                TO JUNE 30, 2001 and 2000



REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Composite Industries of America, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Composite Industries of America, Inc. and Subsidiaries (F/K/A World Homes, Inc./Affordable Homes of America, Inc.) (a development stage company) as of June 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended June 30, 2001 and 2000 and for the period from February 10, 1997 (inception) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Composite Industries of America, Inc. and Subsidiaries as of June 30, 2001 and 2000 and the results of their operations and their cash flows for the years then ended, and from February 10, 1997 to June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

North Bellmore, New York
September 14, 2001
(except as to Note 20 which
is as of October 3, 2001)

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                                CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 2001 and 2000


ASSETS                                                       2001               2000
--------------------------------------------------------------------------------------
Cash                                                  $     667,142      $      18,516
Employee advances                                                 -             67,423
Land and land development costs                              65,991            449,206
Capitalized interest                                              -             44,059
Deferred tax asset                                        2,390,000          2,262,655
Machinery & equipment - net of
        accumulated depreciation of $40,232
        and $73,226 as of June 30, 2001 and
        2000, respectively                                  164,805            176,028

Patent - net of accumulated amortization
        of $2,258,750 and $1,216,250 as of June 30,
   2001 and 2000, respectively                           14,939,349         15,981,849
Goodwill - net of accumulated amortization of
        $20,410 as of June 30, 2000                               -            387,787
                                                         ----------         ----------

        TOTAL ASSETS                                  $  18,227,287      $  19,387,523
                                                         ==========         ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                           CONSOLIDATED BALANCE SHEETS (continued)

                                  JUNE 30, 2001 and 2000


LIABILITIES AND STOCKHOLDERS' EQUITY                                    2001                  2000
-----------------------------------------------------------------------------------------------------
LIABILITIES
        Accounts payable                                         $       3,530          $      55,024
        Accrued expenses                                                20,000                195,360
        Accrued interest                                                22,313                      -
        Loans and notes payable                                        133,429                323,494
        Loans and advances from related parties                        325,301                281,434
   Convertible debenture (net of unamortized
         discount of $68,250 at June 30, 2001)                         931,750                      -
   Deferred tax liability                                            4,963,183              5,309,385
                                                                     ---------              ---------
        TOTAL LIABILITIES                                            6,399,506              6,164,697
                                                                     ---------              ---------
COMMITMENTS AND CONTINGENCIES (Notes 15 and 20)

STOCKHOLDERS' EQUITY
        Convertible preferred stock class A, (5,000,000 shares
        authorized; 428,572 shares issued and outstanding
        at June 30, 2001 and 2000)                                   1,511,086              1,511,086
   Convertible preferred stock class B (5,000,000 shares
   authorized: 0 shares issued and outstanding at
     June 30, 2001 and 2000)    -       -
   Common stock ($.001 par value, 100,000,000
        shares authorized, 22,761,396 shares issued
        and outstanding as of June 30, 2001;  20,417,379
        shares issued and outstanding as of June 30, 2000)              22,761                 20,417
        Additional paid-in capital                                  17,347,521             16,195,761
        Officer loans                                                        -          (     191,749)
        Deficit accumulated during the development stage           ( 7,053,587)         (   4,312,689)
                                                                    ----------             ----------
        Total Stockholders' Equity                                  11,827,781             13,222,826
                                                                    ----------             ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $18,227,287            $19,387,523
                                                                    ==========             ==========
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                              DURING THE DEVELOPMENT STAGE

FOR THE YEARS ENDED JUNE 30, 2001 and 2000
AND CUMULATIVE FROM FEBRUARY 10, 1997 (INCEPTION)
                                                                                     Cumulative from
                                                                                      Inception to
                                                           2001            2000       June 30, 2001
        Operating expenses:                            ----------      ----------      ------------
     General and administrative
         expenses                                    $    472,015   $     552,720     $  2,638,666
     Depreciation and amortization                      1,092,591       1,096,145        2,338,372
     Officer and consultants'
       compensation                                     1,238,660       1,798,321        3,036,981

        Total operating expenses                        2,803,266       3,447,186      ( 8,014,019)

        (Loss) from operations                         (2,803,266}     (3,447,186}     ( 8,014,019)
        Other income and (expense):
        Interest and other income                           4,865           4,453           14,068
     Bad debt expense                                           -      (  136,814)     (   136,814)
     Gain on sale of automobile                             2,093               -            2,093
        Interest expense                             (     31,429)     (   33,866)     (    65,295)
     Net (loss) on disposition of
        subsidiaries                                 (    386,708)     (1,604,166)     ( 1,993,724)

  Total other (expense) - net                        (    411,179)     (1,770,393}     ( 2,179,672)

  Net (loss) before income taxes                       (3,214,445)     (5,217,579)     (10,193,691)

  Benefit for income taxes                                473,547       2,112,219        3,140,104

        Net (loss)                                   $( 2,740,898)   $( 3,105,360)    $( 7,053,587)

Net (loss) per common share                          $(       .13}   $(       .16}    $(       .49}

Weighted average number of
 common shares outstanding                             21,482,312      18,825,400       14,365,533

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS <continued>
                              DURING THE DEVELOPMENT STAGE

                                                                                                        Deficit
                             Convertible                Common                                        Accumulated
                              Preferred                 Stock              Additional                  During the        Total
                               Stock A               .001 Par Value         Paid-in       Officer      Development    Stockholders'
                          Shares      Amount        Shares    Amount        Capital       Loans          Stage           Equity
                         --------    ---------   ----------   ---------    -----------    --------    -------------   ------------
Opening balance -
July 1, 2000              428,572   $1,511,086   20,417,379  $   20,417    $16,195,761   $(191,749) $(  4,312,689)   $  13,222,826

Issuance of common
stock for officer's
 compensation                                     1,975,000       1,975        787,350                                     789,325

Issuance of common
stock for legal and
for consulting services
rendered                                             90,000          90         44,910                                      45,000

Issuance of Common
Stock through exercise
of stock options                                    500,000         500        199,500                                     200,000

Issuance of stock
option to consultant                                                           120,000                                     120,000

Cancellation of
restricted stock issued
in the acquisition of
Big Mountain Construction
Company, Inc.                                    (  215,983)  (     216)                                                  (    216)

Adjustment                                       (    5,000)  (       5)                                                  (      5)

Officer loans converted
to compensation                                                                            191,749                         191,749

Net (loss) for the year
ended June 30, 2001                                                                                    (  2,740,898)  (  2,740,898)
                         --------    ---------   ----------   ---------    -----------    --------    -------------   ------------
Closing balance -
June 30, 2001             428,572   $1,511,086   22,761,396  $   22,761   $ 17,347,521   $       -   $ (  7,053,587) $  11,827,781
                         ========    =========   ==========   =========    ===========    ========    =============   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           FOR THE YEAR ENDED JUNE 30, 2000


                                 Convertible                  Common                Convertible
                                  Preferred                   Stock                  Preferred
                                   Stock A                 .001 Par Value             Stock B
                              Shares      Amount          Shares    Amount       Shares      Amount
                             --------    ----------    ----------   ---------   --------    ---------



Opening balance -
July 1, 1999                  657,144   $ 2,311,086    17,549,402  $   17,549    100,000     $550,000

Rescission of Preferred A
 convertible stock to
 reverse the acquisition
 of 100% of the common
 stock of Realty Center,
 Inc. and a 25% interest
 in the Heartland Homes
 Joint Venture              ( 228,572)   (  800,000)

Rescission of Preferred B
 convertible stock to
 reverse the acquisition
 of 100% of the common
 stock of M.P. Hall
 Enterprises, Inc.                                                              (100,000)    (550,000)

Issuance of common stock
 for legal and
 consulting services
 rendered                                               2,105,458       2,106               1,959,199

Common stock issued for
 equipment on May 25,
 2000                                                     135,008         135                  79,925

Common stock issued in
 connection with
 investment banking
 services                                                 300,000         300                 317,700

Officer loans                                             327,511         327                 191,422

Net (loss) for the year
 ended June 30, 2000
                             --------    ----------    ----------   ---------   --------    ---------
Closing balance -
 June 30, 2000                428,572    $1,511,086    20,417,379  $   20,417   $      -   $        -
                             ========    ==========    ==========   =========   ========    =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2000 (continued)

                                                                 Deficit
                                                               Accumulated
                               Additional                       During the         Total
                                Paid-in         Officer         Development     Stockholders'
                                Capital         Loans             Stage            Equity
                               -----------      --------       -------------    ------------



Opening balance -
July 1, 1999                   $13,647,515     $       -      $(  1,207,329)   $  15,318,821

Rescission of Preferred A
 convertible stock to
 reverse the acquisition
 of 100% of the common
 stock of Realty Center,
 Inc. and a 25% interest
 in the Heartland Homes
 Joint Venture                                                                      (800,000)

Rescission of Preferred B
 convertible stock to
 reverse the acquisition
 of 100% of the common
 stock of M.P. Hall
 Enterprises, Inc.                                                                  (550,000)

Issuance of common stock
 for legal and
 consulting services
 rendered                                                                          1,961,305

Common stock issued for
 equipment on May 25,
 2000                                                                                 80,060

Common stock issued in
 connection with
 investment banking
 services                                                                            318,000

Officer loans                     (191,749)                                                -

Net (loss) for the year
 ended June 30, 2000                                           (   3,105,360)   (  3,105,360)
                               -----------      --------       -------------    ------------
Closing balance -
 June 30, 2000                $ 16,195,761     $(191,749)     $(   4,312,689)  $  13,222,826
                               ===========      ========       =============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                          FOR THE YEARS ENDED JUNE 30, 1999 AND
                      CUMULATIVE FROM FEBRUARY 10, 1997 (INCEPTION)


                               Convertible              Convertible                 Common
                                Preferred                Preferred                  Stock
                                 Stock A                  Stock B                .001 Par Value
                            Shares      Amount       Shares      Amount         Shares    Amount
                           --------    ----------   --------    ---------    ----------   ---------

Initial issuance of
 common stock
 as restated to
 account for the 2
 for 1 stock split
 dated March 19, 1999     $                        $                          2,000,000     $ 2,000

Net (loss) during the
 development stage
 through June 30, 1998

Issuance of common
 stock in exchange for
 100% of the common
 stock of Affordable-
 Nevada on March 17,
 1999                                                                         4,000,000       4,000

Issuance of common
 stock to founders
 on March 18, 1999                                                              250,000         250

Common stock split
 on a 2 for 1 basis
 on  March 19, 1999                                                           4,000,000       4,000

Issuance of convertible
 preferred A stock for
 the acquisition of 100%
 of the common stock of
 Kampen and Associates,
 Inc. on April 14, 1999     428,572     1,511,086

Issuance of common stock
 for the acquisition of
 Composite Industries,
 Inc. on April 28, 1999                                                       6,514,270       6,514
                           --------    ----------   --------    ---------    ----------   ---------
                Subtotal    428,572    $1,511,086          -   $        -    16,764,270     $16,764
                           ========    ==========   ========    =========    ==========   =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY <continued>
                          FOR THE YEARS ENDED JUNE 30, 1999 AND
                      CUMULATIVE FROM FEBRUARY 10, 1997 (INCEPTION)

                                            Deficit
                                          Accumulated
                            Additional     During the        Total
                             Paid-in       Development    Stockholders'
                             Capital         Stage           Equity
                            -----------   -------------   ------------

Initial issuance of
 common stock
 as restated to
 account for the 2
 for 1 stock split
 dated March 19, 1999      $              $               $      2,000

Net (loss) during the
 development stage
 through June 30, 1998                     (     17,000)   (    17,000)

Issuance of common
 stock in exchange for
 100% of the common
 stock of Affordable-
 Nevada on March 17,
 1999                       (     4,000)                             -

Issuance of common
 stock to founders
 on March 18, 1999          (       250)                             -

Common stock split
 on a 2 for 1 basis
 on  March 19, 1999         (     4,000)                             -

Issuance of convertible
 preferred A stock for
 the acquisition of 100%
 of the common stock of
 Kampen and Associates,
 Inc. on April 14, 1999                                      1,511,086

Issuance of common stock
 for the acquisition of
 Composite Industries,
 Inc. on April 28, 1999      11,792,399                     11,798,913
                            -----------   -------------   ------------
                Subtotal     11,784,149   $  (   17,000)  $ 13,294,999
                            ===========   =============   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)
                          FOR THE YEARS ENDED JUNE 30, 1999 AND
                 CUMULATIVE FROM FEBRUARY 10, 1997 (INCEPTION)


                                 Convertible              Convertible                 Common
                                  Preferred                Preferred                  Stock
                                   Stock A                  Stock B                .001 Par Value
                              Shares      Amount       Shares      Amount         Shares    Amount
                             --------    ----------   --------    ---------    ----------   ---------
Balance carried forward       428,572     1,511,086          -            -    16,764,270      16,764

Issuance of Preferred B
 convertible stock in the
 acquisition of M.P. Hall
 Enterprises, Inc. on
 April 27, 1999                                        100,000      550,000

Issuance of restricted
 common stock in the
 acquisition of Big
 Mountain Construction
 Company, Inc. on
 June 28, 1999                                                                    215,983         216

Issuance of preferred A
 stock in the acquisition
 of 100% of the common
 stock of Realty Center,
 Inc. and a 25% interest
 in the Heartland Homes
 Joint Venture on June 28,
 1999                         228,572       800,000

Issuance of common stock
 for services rendered
 and other consulting
 services                                                                         569,149         569

Net (loss) for the year
 ended June 30, 1999
                             --------    ----------   --------    ---------    ----------   ---------
Closing balance -
June 30, 1999                 657,144    $2,311,086    100,000     $550,000    17,549,402     $17,549
                             ========    ==========   ========    =========    ==========   =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)
                          FOR THE YEARS ENDED JUNE 30, 1999 AND
                 CUMULATIVE FROM FEBRUARY 10, 1997 (INCEPTION)

                                                  Deficit
                                                Accumulated
                               Additional        During the         Total
                                Paid-in          Development     Stockholders'
                                Capital            Stage            Equity
                               -----------      -------------    ------------
Balance carried forward         11,784,149      (      17,000)     13,294,999

Issuance of Preferred B
 convertible stock in the
 acquisition of M.P. Hall
 Enterprises, Inc. on
 April 27, 1999                                                       550,000

Issuance of restricted
 common stock in the
 acquisition of Big
 Mountain Construction
 Company, Inc. on
 June 28, 1999                     524,904                            525,120

Issuance of preferred A
 stock in the acquisition
 of 100% of the common
 stock of Realty Center,
 Inc. and a 25% interest
 in the Heartland Homes
 Joint Venture on June 28,
 1999                                                                 800,000

Issuance of common stock
 for services rendered
 and other consulting
 services                        1,338,462                          1,339,031

Net (loss) for the year
 ended June 30, 1999                              ( 1,190,329)     (1,190,329)
                               -----------      -------------    ------------
Closing balance -
June 30, 1999                 $ 13,647,515      $ ( 1,207,329)   $ 15,318,821
                               ===========      =============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FOR THE YEARS ENDED JUNE 30, 2001 AND 2000 AND
                        CUMULATIVE FROM FEBRUARY 10, 1997 (Inception)


                                                                                              Cumulative from
                                                                                               inception to
                                                      2001                    2000             June 30, 2001
                                                  -----------              -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                      $(  2,740,898)           $(  3,105,360)       $(  7,053,587)

ADJUSTMENTS TO RECONCILE NET (LOSS)
TO CASH (USED) IN OPERATING ACTIVITIES
Depreciation and amortization                       1,092,591                1,096,145            2,338,372
Deferred tax benefit                            (     473,547)             ( 2,112,219)         ( 3,140,104}
Stock issued for services and equipment               954,104                2,041,365            4,334,500
Officer loans converted to compensation               191,749                        -              191,749
Net loss on disposition of subsidiaries               386,708                1,604,166            1,954,680
(Gain) on sale of automobile                    (       2,092)                       -       (        2,092)
(Increase) decrease in assets:
 Employee advances                                          -             (     21,823)      (       67,423)
 Other receivables                                          -                    9,000                    -
 Capitalized interest                                       -                  442,982              311,899
 Land and development costs                     (      65,991}                       -       (       65,991}
Increase (decrease) in liabilities:
 Accounts payable                               (      51,494}                  12,348                3,530
 Accrued expenses                               (     175,360}                  35,757               20,000
 Accrued interest                                      22,313              (   206,667}              22,313
                                                  -----------              -----------          -----------
Total Adjustments                                   1,878,981                2,901,054            5,901,433
                                                  -----------              -----------          -----------
Net cash (used) by operating activities         (     861,917}             (   204,306}      (    1,152,154)

CASH FLOWS FROM INVESTING ACTIVITIES:
Machinery and equipment acquisitions            (      62,337)             (       723}      (       84,925}
Disposition of automobile                              16,870                        -               16,870
                                                  -----------              -----------          -----------
Net cash (used) by investing activities         (      45,467)             (       723}      (       68,055}
                                                  -----------              -----------          -----------
        Subtotal                                (     907,384}             (   205,029}      (    1,220,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock                                                -                        -                2,000
Notes payable                                         125,000                        -              125,000
Advances from (to) related parties                    325,301                   46,147              679,642
Issuance of convertible debenture                     910,000                        -              910,000
Issuance of Common Stock through
 exercise of stock options                            200,000                        -              200,000
Payments towards loans and notes payable        (       4,291)                       -       (        4,291)
Payments towards land purchase option                       -             (     15,000}      (       25,000}
                                                  -----------              -----------          -----------
Net cash provided by financing activities           1,556,010                   31,147            1,887,351
                                                  -----------              -----------          -----------
Net increase (decrease) in cash                       648,626             (    173,882}             667,142
                                                  -----------              -----------          -----------
Cash  - beginning of period                            18,516                  192,398                    -
                                                  -----------              -----------          -----------
Cash  - end of period                          $      667,142            $      18,516      $       667,142
                                                  ===========              ===========          ===========
Supplemental Disclosure of cash flow information:

 Cash Paid During the Year for:

      Interest expense       $       31,429    $      33,886   $       65,315
                                ===========      ===========      ===========
      Income taxes           $            -    $           -   $            -
                                ===========      ===========      ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS <continued>

                       FOR THE YEARS ENDED JUNE 30, 2001 AND 2000 AND
                        CUMULATIVE FROM FEBRUARY 10, 1997 (Inception)


NON-CASH INVESTING AND FINANCING TRANSACTIONS


On May 25, 2000, Composite issued 135,008 shares of common stock valued at $80,060 to purchase certain construction equipment.

During the year ended June 30, 2000, Composite issued 2,105,458 shares of common stock valued at $1,961,305 to various individuals for legal and consulting services performed.

Composite issued 327,511 shares of common stock issued to an officer valued at $191,749 for which payment was not received by June 30, 2000. Accordingly the officer loan was reflected as an offset to stockholders' equity in the accompanying financial statements as of June 30, 2000. During the year ended June 30, 2001, $163,000 was repaid. The balance of $28,749 was converted to compensation. In addition, $96,100 was advanced and charged to compensation during the year ended June 30, 2001.

During the year ended June 30, 2001, Composite issued 90,000 shares of common stock valued at $45,000 to various individuals for legal and consulting services performed.

During the year ended June 30, 2001, Composite issued 1,975,000 shares of common stock valued at $789,325.

On January 30, 2001, a consultant was granted an option to purchase 375,000 shares of common stock of Composite at $0.00125 per cent per share for a total price of $469. The value of the common stock on the date of issue was $120,469 or $0.32125 per share resulting in compensation of $120,000. The stock option agreement is for a term of five years.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                (F/K/A World Homes, Inc./Affordable Homes of America, Inc.)
                               (a development stage company)

                       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2001 and 2000


NOTE 1 - General and Summary of Significant Accounting Policies

(A)     - Nature of Business

Composite Industries of America, Inc. ("Composite"- formerly known as World Homes, Inc./ Affordable Homes of America, Inc.), is a development stage company primarily in the business of land development and the construction of residential houses. Composite owns the patent rights to a compound to be used in the construction process referred to as Z-MIX. The process is more fully described in Note 2.

Composite's operations include its wholly owned subsidiary Big Mountain Construction Company, Inc., which is a general building contractor. During the fiscal quarter ended March 31, 2001, operations of Big Mountain terminated. Composite Industries' corporate headquarters are located in Las Vegas, Nevada.

During the 2001 fiscal year, the Company underwent a name change to World Homes, Inc. The Company changed its name again to Composite Industries of America, Inc. in August 2001.

(B)     - Consolidated Net (Loss) per Common Share

Consolidated net (loss) per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Only the weighted average number of shares of common stock outstanding was used to compute basic loss per share for the period from inception, to June 30, 2001 and 2000 as the inclusion of stock options are anti-dilutive. There were no stock warrants, or other common stock equivalents outstanding during this period.

(C)     - Income Taxes

Income taxes are provided or a benefit is accrued on all revenue and expense items included in the consolidated statements of operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

(D)    - Depreciation

Composite depreciates equipment, vehicles, furniture and fixtures, and machinery on a straight-line basis over five to seven years for financial reporting purposes.

(E)    - Patents

Composite amortizes its patent rights from the date of acquisition on a straight-line basis over its remaining life of 16 years and 3 months.

(F)    - Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G)    - Basis of Presentation

The accompanying consolidated balance sheets and related consolidated statements of operations, stockholders' equity and cash flows during the development stage, includes the accounts of Composite Industries of America, Inc. and Big Mountain Construction Company, Inc. as of June 30, 2001. For the year ended June 30, 2000, the operations included Composite Industries of America, Inc., Kampen and Associates, Inc., and Big Mountain Construction Company, Inc. Significant inter-company transactions or balances as of and for the periods ended June 30, 2001 and 2000 have been eliminated.

(H)    - Reclassification

Certain reclassifications have been made to the year 2000 balances to conform them to the current year's presentation. These had no effect on the year 2000 results of operations.

Note 2 - Patent

Acquisition

On April 28, 1999, Composite Industries of America, Inc. acquired 100% of the common stock of Composite Industries, Inc. for 6,514,270 shares of Common Stock of Composite valued at $2.73 per share or $17,769,200. Composite Industries, Inc.'s most significant asset was a patent covering the construction material "Z-MIX". Z-MIX is a cementitious building material that can be used in a two-step construction method instead of cement, drywall or lumber. Composite believes Z-MIX will enable it to build a better quality home at a lower price than if other building products were used. Management assigned a net value of $17,198,099 to the patent based upon the fair market value (the average of the closing stock prices of Composite's common stock two days prior to and two days after the acquisition date) of Composite common stock issued to acquire Composite Industries, Inc.

The gross value resulting from the application of the average fair market value less the value of all other assets acquired was discounted by 25% in recognition of the restricted nature of the stock issued as well as the fact that the common stock was thinly traded during the period encompassing the acquisition date.

On June 12, 2000, Composite signed a joint venture agreement with a major construction contractor to build homes in third world countries utilizing Z-MIX. Management believes that it is appropriate to continue to carry the cost of the patent at June 30, 2001 because the signing of the long-term contract demonstrates the patent's immediate commercial viability. Furthermore, management believes that the expected future profits and cash flows will support the carrying value of the patent. The patent is being amortized on a straight-line basis over the remaining life of the patent (195 months as of the acquisition date). Patent amortization expense amounted to $1,042,500 in each of the years ended June 30, 2001 and 2000.

Note 3 - Acquisition of Subsidiaries

Kampen and Associates, Inc. - Effective April 14, 1999, Composite purchased 100% of the common stock of Kampen and Associates, Inc. for 428,572 convertible Class A preferred shares of Composite valued at $3.53 per share for a total purchase price of $1,511,086. The cost basis of the net assets acquired was increased by $1,511,086 to reflect the purchase price of the company. The acquisition was treated as a purchase for financial reporting
purposes.  No goodwill was recognized in the transaction.   The inability of
Composite to maintain current payments for the land purchase options caused Composite to abandon its entire investment in Kampen during the fiscal year ended June 30, 2000.

Abandonment of Land Purchase and Options

The assets acquired thru the purchase of Kampen, were primarily comprised of an agreement to purchase land and improvements that was financed through an
option payment agreement.   On May 21, 1999, Kampen was served with a notice
of foreclosure as a consequence of its default on the related obligation. As a result of this action by the creditors, Kampen filed for protection under the provisions of Chapter 11 of U.S. Bankruptcy Code on June 24, 1999. On January 14, 2000, The U.S. Bankruptcy Court required a foreclosure on the property and caused Composite to abandon its investment and the related debts. The total cost of the land, land improvements and capitalized interest amounted to $6,793,107.

Total debt, including the loan from Cascade Land Depository, accrued interest and the options, amounted to $5,188,941. As a result, a net loss was incurred amounting to $1,604,166 and is included as other expense for the year ended June 30, 2000.

Composite Industries, Inc. - Composite Industries, Inc. was acquired by Composite under an agreement dated on April 28, 1999 and immediately merged into Composite. The agreement called for the conversion of 100% of the issued and outstanding shares of Composite Industries, Inc. in exchange for Composite's common stock at the rate of two shares of Composite Industries, Inc. for each share of Composite. As of the effective date, there were 13,028,539 common shares of Composite Industries, Inc. outstanding. The acquisition was treated as a purchase for financial reporting purposes.

M.P. Hall Enterprises, Inc. - On April 27, 1999, Composite acquired 100% of M.P. Hall's common stock in exchange for 100,000 shares of preferred B stock for a total purchase price of $550,000. M.P. Hall's assets consisted of land and development costs incurred to build a motel in Washington State. The acquisition was treated as a purchase for financial reporting purposes. No goodwill was recognized in the transaction. Composite rescinded the transaction during the year ended June 30, 2000.

Big Mountain Construction Company, Inc. - Effective June 28, 1999, Composite purchased 100% of the common and preferred stock of Big Mountain Construction Company, Inc. for 215,983 restrictive common shares of Composite valued at $2.43 per share for a total purchase price of $525,120. The acquisition was treated as a purchase for financial reporting purposes. Goodwill in the amount of $408,197 was recognized in the transaction. Goodwill is amortized on the straight-line basis over twenty years commencing July 1, 1999. The inability of Composite to maintain the operations of Big Mountain caused Composite to abandon its entire investment in Big Mountain in March, 2001.
The abandonment of the entire investment in Big Mountain includes a loss on the sale of land in the amount of $197,650, a loss on disposal of equipment in the amount of $34,663, a loss on disposition of goodwill in the amount of $377, 579, and a gain on forgiveness of debt in the amount of $223,184. As a result, a net loss was incurred amounting to $386,708, and is included as other income and expense for the year ended on June 30, 2001.

Realty Center, Inc. - Effective June 28, 1999, Composite purchased 100% of the common stock of Realty Center, Inc. for 114,286 convertible Class A preferred shares of Composite valued at $3.50 per share for a total purchase price of $400,000. Realty Center's assets consisted of a 25% joint venture interest in a real estate development project known as Heartland Homes. Further, Composite acquired an additional 25% interest in Heartland Homes directly by issuing an additional 114,286 shares of convertible Class A preferred stock. Immediately after Composite's acquisition of Realty Center, Composite transferred it's 25% interest in Heartland into Realty Center. The acquisition was treated as a purchase for financial reporting purposes. No goodwill was recognized in the transaction. When the anticipated financing from Euro Federal Bank, NV failed to materialize, (see Note 15) Composite decided that it was in the best interest of all parties to rescind the transaction during the year ended June 30, 2000.

Allocation of the purchase price for each of the transactions follows:

                           Kampen and      Composite      M.P. Hall    Big Mountain     Realty         Total
                           Associates,     Industries    Enterprises   Construction     Center          all
                              Inc.            Inc.           Inc.      Company, Inc.     Inc.        Companies
                          -----------      ----------      --------      ---------     --------     -----------
Assets
Cash                      $         -     $   296,662     $       -     $    9,858    $       -    $    306,520
Employee and
 other advances                     -         234,133             -         54,600            -         288,733
Land, development
 and  capitalized
        interest costs      6,668,676                       885,252        516,703            -       8,070,631
Equipment (net)                     -          40,306             -         57,720            -          98,026
Patent                                     17,198,099             -              -            -      17,198,099
Investment in
        Joint Venture               -                             -              -      800,000         800,000
Goodwill                            -                             -        408,197            -         408,197
                          -----------      ----------      --------      ---------     --------     -----------
Total                     $ 6,668,676     $17,769,200     $ 885,252     $1,047,078    $ 800,000    $ 27,170,206
                          ===========      ==========      ========      =========     ========     ===========



                           Kampen and      Composite      M.P. Hall    Big Mountain     Realty         Total
                           Associates,     Industries    Enterprises   Construction     Center          all
                              Inc.            Inc.           Inc.      Company, Inc.     Inc.        Companies
                          -----------      ----------      --------      ---------     --------     -----------
Liabilities Assumed
        and Equity
Liabilities assumed       $ 5,157,590     $ 5,970,287     $ 335,252      $ 521,958    $       -    $ 11,985,087

Convertible
 Preferred stock            1,511,086               -       550,000              -      800,000       2,861,086
Common stock                        -           6,514             -            216            -           6,730
Additional paid-
 in capital                         -      11,792,399             -        524,904            -      12,317,303
                          -----------      ----------      --------      ---------     --------     -----------
Total                     $ 6,668,676     $17,769,200     $ 885,252     $1,047,078    $ 800,000    $ 27,170,206
                          ===========      ==========      ========      =========     ========     ===========


Note 4 - Advances to Omega International, Inc.

Composite had from time to time advanced funds to Omega International, Inc., an unrelated company, in the business of developing products for the construction industry. Composite advanced funds totaling $224,140 through June 30, 1999 in an effort to assist Omega in further developing its products. The notes were unsecured, due upon demand, and bore interest at 8% per annum. Interest income was recorded by Composite from April 28, 1999 to June 30, 1999 in the amount of $3,436. During the fiscal year ended June 30, 2000, Omega filed for bankruptcy protection under Chapter 7 of the U.S. Bankruptcy Code and accordingly, management concluded that the advances were not collectible and were written off. For financial statement purposes, the expense is included as a component under the caption bad debt expense.

Note 5 - Machinery and Equipment

Machinery and equipment consists of the following as of June 30:

                                     2001                  2000
                                   -------               -------
        Equipment and tools not
            placed in service    $  80,060             $  80,060
        Machinery and equipment     90,244                84,640
        Office equipment             5,094                17,982
        Furniture and fixtures       3,032                 3,032
        Vehicles                    26,607                63,540
                                   -------               -------
                                   205,037               249,254
        Less: accumulated
              depreciation         (40,232)              (73,226)
                                   -------               -------
                Total            $ 164,805             $ 176,028
                                   =======               =======

Depreciation expense was incurred in the amount of $28,424 and $33,235 for the years ended June 30, 2001 and 2000, respectively, and is included in operating expenses.

NOTE 6 - Income Taxes

Composite accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). For the years ended June 30, 2001 and 2000 the income tax (benefit) was comprised of the following components:


                              2001          2000        Cumulative
                            --------      ---------     ----------
Current - Federal         $        -              -              -
          State                    -              -              -
                            --------      ---------     ----------
          Total current            -              -              -

Deferred-Federal            (473,547)    (2,112,219)    (3,140,104)
         State                     -              -              -
                            --------      ---------     ----------
         Total deferred     (473,547)    (2,112,219)    (3,140,104)

           Total         $  (473,547)   $(2,112,219)   $(3,140,104)
                            ========      =========     ==========

The only differing method of reporting income for tax purposes as compared to financial reporting purposes was in nnection with the deferred tax liability resulting from the acquisition of patent rights described in Note 2. In addition, there is a deferred tax asset relating to the benefit provided by
the net operating loss carry forward.   As there are no state income taxes to
be considered, the income tax provision is computed at the federal statutory rate of 34%.

Deferred tax assets and liabilities consist of the following:

                                     2001            2000
Deferred tax assets-            -------------   -------------
Tax benefit of net operating
    loss carryovers             $   2,390,000    $  2,262,655
Valuation allowance                     -               -
                                -------------   -------------
                                $   2,390,000    $  2,262,655
                                =============   =============
Deferred tax liabilities-
Patent rights acquired          $   4,963,183    $  5,309,385
                                =============   =============

No valuation allowance was required for the deferred tax asset for each of the years presented because management determined that there is a strong likelihood of realization of the deferred tax asset. The deferred tax asset relates to the net operating loss carry forward. Composite incurred net operating losses for financial reporting purposes totaling $2,740,898 during 2001 available to offset future income for financial reporting purposes expiring in 2020.

NOTE 7 - Loans and Notes Payable

The following schedule summarizes loans and notes payable as of June 30, 2001 and 2000:


                                                            2001            2000
                                                           --------       --------
Note payable to Joseph Vozka dated January 30, 2001
secured by forms built by Precise Forms, Inc. due on
demand including interest at 15% per annum                $ 125,000      $       -

Automobile loan dated April 11, 2000 payable at $412
per month including interest at 5.12% per annum with
the final installment due on April 11, 2005                   8,429         12,720

Equipment loan dated May 20, 1999 related to Big
Mountain Construction Company, Inc., secured by
excavating equipment payable at $1,664 per month
including interest at 20.9% per annum with the final
installment due on May 20, 2001                                   -         15,159

Construction loan dated August 11, 1998 secured by
land and property with monthly payments on an interest
only basis and principal due October 1, 2000
including extension at prime + 2%, currently 11.5%
at June 30, 2000                                                  -        295,615
                                                           --------       --------
                Total                                     $ 133,429      $ 323,494
                Less: current maturities                  $ 129,627      $ 315,065
                                                           --------       --------
                Long-term portion                         $   3,802      $   8,429
                                                           ========       ========


The loans payable for the construction loan and to B ig Mountain Construction Company were written off during the year ended June 30, 2001 due to the disposition of Big Mountain Construction Company, Inc. and amounts were included under the caption net loss on disposition of subsidiaries. Interest expense for the years ended June 30, 2001 and 2000 amounted to $31,429 and $33,886, respectively. The carrying value of the Company's borrowings approximate their fair values.

NOTE 8 - Related Party Transactions

Composite has entered into consulting agreements with certain members of the Company's Board of Directors and stockholders to provide services on various strategic and business issues. The agreements are renewable at the discretion of management. Total fees paid for such services by the Company either in stock or cash during the years ended June 30, 2001 and 2000 were $1,154,325 (including $200,000 cash) and $1,168,375 respectively and are included in operating expenses in the consolidated statements of operations.

Management believes the transactions were at arm's length.

The President and Chief Executive Officer has from time to time advanced funds to Composite or one of its subsidiaries to assist with working capital requirements. These transactions are short-term in nature. Such funds advanced to the Company amounted to $325,301 and $281,434 as of June 30, 2001 and 2000, respectively, and are carried in loans and advances from related parties. Interest related to these advances during the year ended June 30, 2000 at 8% amounted to $20,809. No interest was charged for the year ended June 30, 2001.


NOTE 9  -  Officer loans

On May 25, 2000, Composite issued 327,511 shares of common stock in connection with its Regulation S-8 filing valued at $191,749 to an officer of the company as nominee for the purpose of selling the shares on the open market and using the proceeds to pay specific company expenses. Since the common stock was issued in the officer's name, the officer has a liability to the company for the value of the shares at the date of issuance. Accordingly, an officer loan was recorded for $191,749 and was reflected as a reduction of stockholders' equity at June 30, 2000. During the fiscal year 2001, the officer's loan in this amount was converted to compensation and expensed in the accompanying financial statements. $163,000 was repaid and the balance was expensed as officer compensation. An additional $96,100 was advanced and charged to officer compensation


NOTE 10  -  Concentration of Credit Risk - Cash

Composite maintains its cash balances at financial institutions located in Nevada. At times, the balance may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The fair market value of this financial instrument approximates cost.

NOTE 11 -   Industry Segment Information Composite's operations fall under one segment.

NOTE 12 - Stockholders' Equity

The Company is authorized to issue two classes of convertible preferred stock; Class A and Class B. Each share of Class A preferred is convertible to common stock at $3.50 per share. Class B preferred stock is convertible to common stock at $5.50 per share. Each class of preferred stock is authorized at 5,000,000 shares. At June 30, 2000, 428,572 shares of Class A convertible preferred stock and no shares of Class B convertible preferred stock were issued and outstanding. During 2001, 228,572 shares of class A and 100,000 shares of class B were rescinded and the acquisitions they related to were terminated.

NOTE 13 - Stock Options

Composite established a stock option plan during the 2001 fiscal year. In prior years, an incentive stock option plan was authorized but was cancelled on June 8, 2000 by the Board of Directors.

Below is summarized the option activity for the years ended June 30, 2001 and 2000.

                                            2001          Weighted        2000           Weighted
                                           Options        Average         Options        Average
                                            -------       --------       ---------       -------
Securities outstanding - beginning of year      -                        7,000,000       $0.38
Securities granted                          875,000          $0.23            -
Securities exercised                        500,000          $0.40            -
Securities cancelled                          -                          7,000,000       $0.38
                                            -------       --------       ---------       -------
Securities outstanding - end of year        375,000           NIL                          -
                                            =======       ========       =========       =======

Composite issued stock options to a public relations firm in connection with an agreement signed on June 8, 2000. The stock options issued as part of the agreement expire after three years. The agreement calls for vesting of options as follows:

        15,000 shares @ $1.50 per share when the stock price reaches $1.50 15,000 shares @ $2.50 per share when the stock price reaches $2.50 25,000 shares @ $3.50 per share when the stock price reaches $3.50 25,000 shares @ $4.50 per share when the stock price reaches $4.50

These options were cancelled during the fiscal year ended June 30, 2001.

On January 30, 2001, a consultant was granted an option to purchase 375,000 shares of common stock at $0.00125 cent per share for a total price of $469. The value of the common stock on the date of issue was $120,469 or $0.32125 per share resulting in compensation of $120,000. The stock option agreement is for a term of five years.

An officer was granted an option to purchase 500,000 shares of restricted common stock of Composite at an exercise price of $.40 per share and on June 4, 2001, he exercised the stock options and the Company received $200,000.


NOTE 14 - Stock Issued For Services

During the fiscal year ended June 30, 2001, the Company issued stock for services rendered by outside professionals and officers of the Company. A total of 2,065,000 shares of stock were issued and valued at $834,325. These costs are included in operating expenses in the accompanying consolidated statements of operations.

NOTE 15 - Commitments and contingencies

During the year ended June 30, 2000, Composite issued 45,000,000 shares of common stock to Euro Federal Bank, NV as collateral for an anticipated loan and financing agreement. No loans or financings were extended to Composite and the stock certificates were stopped. Euro Federal Bank has returned the shares to Composite Industries. Accordingly, these shares were not considered outstanding in the earnings per share calculation.

Composite rents office space for its Las Vegas, Nevada headquarters on a month to month basis. Rent expense amounted to $7,680 for each of the fiscal years ended June 30, 2001 and 2000.

NOTE 16 - Fair Value of Financial Instruments

Estimated fair value of Composite financial instruments are as follows:

                                      2001                    2000
                             ---------------------    --------------------
                             Carrying       Fair      Carrying      Fair
                              Amount       Value       Amount       Value
                             ---------------------    --------------------
        Cash                $ 667,142    $ 667,142    $ 18,516    $ 18,516
        Notes payable         125,000      125,000     310,774     310,774
    Loans and advances
    from related parties      325,301      325,301     281,434     281,434
      Automobile loan           8,429        8,429      12,720      12,720
    Convertible debenture   $ 931,750    $ 931,750        -            -
                             ---------------------    --------------------

The fair value of the financial instruments related to debt is based on current rates at which Composite could borrow funds with similar remaining maturities.

NOTE 17 - Violations of the Securities Act of 1934

On June 8, 2001, the SEC filed a complaint with the United States District Court, District of Nevada, alleging that certain press releases issued by Composite Industries, and corporate officers Merle Ferguson and Susan Donohue contained misrepresentations of material information in connection with contracted revenues and projected gross profits, operational facilities and the securing of financing. Also, the Company was cited in the complaint for issuing common stock to officers who in turn sold those shares into the market to finance Composite's current operations prior to having a registration statement in effect.

The defendants, without admitting or denying the allegations set forth in the Complaint, have agreed to consent judgments permanently restraining them from committing the violations alleged in the Complaint in the future. The penalty in the amount of $120,000 was assessed personally to Ferguson which has agreed to pay and is not an obligation payable by Composite. The proposed final judgments have been submitted to the SEC's Washington office for approval and are pending.

NOTE 18 - Going Concern Considerations

Composite Industries has operated as a development stage enterprise since February 10, 1997, its inception and therefore has operated for over four years without generating revenues. Funds have been generated primarily by the extension of loans and advances from officers and directors and the issuance of common and preferred stock and debentures. The failure to generate revenues from operations has caused Composite to experience liquidity shortfalls from time to time.

The Chairman, Merle Ferguson has pledged to continue to contribute money to keep Composite solvent during the next twelve months. Further, the Company has contracts with joint venture partners and expects to commence construction operations during fiscal year 2002. It is for these reasons that management believes that substantial doubt about Composite's ability to continue as a going concern is alleviated.

NOTE 19 - Convertible Debentures

On April 5, 2001, Composite issued $1,000,000 of 6% convertible debentures due April 5, 2002. The Company received proceeds of $910,000, net of a bond discount of $90,000. The bond discount is being amortized over the life of the debentures and $21,750 was amortized during 2001. The debentures are required or permitted to be repaid at the "Maturity Date" as provided thereunder and to pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the debentures at the rate of 6% per annum, payable on each conversion date (date that a conversion notice is provided) and on the maturity date in cash or shares of common stock. No debentures were converted as of June 30, 2001. Interest of $14,500 was accrued on the debentures during the year ended June 30, 2001. The effective rate of interest on the debentures was 15.4% through June 30, 2001.

The debenture restricts a holder from converting the debenture or receiving common stock as payment of interest to the extent such conversion or receipt of such interest payment would result in the holder beneficially owning in excess of 9.999% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the debentures held by such holder.


NOTE 20 -Subsequent Events

Acquisitions:

Composite acquired 100% of the common stock of MJB Towers, Inc. a California corporation in the business of acquiring and leasing telecommunication towers, in exchange for 1,000,000 shares of preferred stock. In addition, the terms of the agreement specify a bonus payment first, beginning with the first month of operations, and there is a provision for an additional bonus based on future performance.

Stock Transactions:

Financial Consulting Agreement

On July 2, 2001, the Company issued 150,000 shares of common stock to a financial consulting firm as a "commencement bonus" under an agreement wherein the financial consultant will perform certain evaluations and analyses for the Company. Additionally, the financial consultant will be paid $3,000 (or 4,000 shares of common stock) per month for such services. The agreement term is for six months starting on May 23, 2001. These shares related to the commencement bonus have been valued at $.44 per share for a total valuation of $66,000. This will be recognized as consulting expenses over six months commencing July, 2001.

Restricted Stock Issued For Consulting Services On July 11, 2001, a total of 149,385 shares of the Company's common stock were issued to two individuals for consulting services. These shares are restricted as to transferability under SEC Rule 144 for a period of one year. The shares have been valued at $.53 per share for a total valuation of $79,174. This will be recognized as consulting expense over twelve months commencing July, 2001.

Corporate Officers

The Company issued 17,000,000 shares of common stock to senior corporate officers on August 23, 2001. The shares were issued for future services to be rendered to the Company related to capital raising efforts, building alliances, and overall corporate strategy development. These shares are restricted as to transferability under SEC Rule 144. The trading restrictions run for a two-year period. The shares have been valued at $.33 per share for a total valuation of $5,525,000. This value reflects a discount for the two-year trading restriction as well as a discount related to the volume of shares in this transaction compared to the number of shares outstanding. Therefore, the unearned compensation of $5,525,000 related to this transaction will be amortized to compensation expense ratably over a two year period.


                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE


Consolidated Balance Sheets as of June 30, 2001 and 2000 ................. F-26

Consolidated Statements of Operations During the Development
  Stage for the Years Ended June 30, 2001 and 2000 and
  Cumulative from February 10, 1997 (Inception) .......................... F-27

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended June 30, 2001 and 2000 and Cumulative
  from February 10, 1997 (Inception) to June 30, 1999 .................... F-28

Consolidated Statements of Cash Flows During the Development
  Stage for the Years Ended June 30, 2001 and 2000 and
  Cumulative from February 10, 1997 (Inception) .......................... F-30

Notes to the Consolidated Financial Statements ........................... F-33

                COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                            (a development stage company)

                             CONSOLIDATED BALANCE SHEETS

                        SEPTEMBER 30, 2001 and JUNE 30, 2001


                                                        (Unaudited)
ASSETS                                                   September         June
                                                           2001            2001
                                                        ----------     -----------
Cash                                                $      189,752     $   667,142
Land development costs                                      69,435          65,991
Prepaid consulting fees                                     33,000               -
Other receivables                                           18,089               -
Deferred tax asset                                       2,760,000       2,390,000
Machinery & equipment - net of
        accumulated depreciation of $44,308 and
        $40,232 as of September 30, 2001 and
        June 30, 2001, respectively                        166,547         164,805

Patent - net of accumulated amortization of
        $2,519,375 and $2,258,750 as of September 30,
   2001 and June 30, 2001, respectively                 14,678,724      14,939,349
                                                        ----------     -----------


        TOTAL ASSETS                                   $17,915,547     $18,227,287
                                                        ==========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS



                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                              (a development stage company)

                         CONSOLIDATED BALANCE SHEETS (continued)

                          SEPTEMBER 30, 2001 and JUNE 30, 2001

                                                                    (Unaudited)
                                                                     September          June
LIABILITIES AND STOCKHOLDERS' EQUITY                                    2001            2001
                                                                   ------------     -----------
LIABILITIES
        Accounts payable                                          $      24,683    $      3,530
        Accrued expenses                                                 31,357          20,000
        Accrued interest                                                 42,438          22,313
        Loans and notes payable                                         132,294         133,429
        Loans and advances from related parties                         125,301         325,301
   Convertible debenture - net of unamortized discount
         of $45,250 and $68,250 as of September 30, 2001
    and June 30, 2001, respectively                                     954,750         931,750
   Deferred tax liability                                             4,876,633       4,963,183
                                                                   ------------     -----------
        TOTAL LIABILITIES                                             6,187,456       6,399,506
                                                                   ------------     -----------
COMMITMENTS AND CONTINGENCIES (NOTE 15)

STOCKHOLDERS' EQUITY
        Convertible preferred stock class A, (5,000,000 shares
        authorized; 428,572 shares issued and outstanding
        at September 30, 2001 and June 30, 2001)                      1,511,086       1,511,086
   Convertible preferred stock class B (5,000,000 shares
   authorized: 0 shares issued and outstanding at
     September 30, 2001 and June 30, 2001)                                    -               -
   Common stock ($.001 par value, 100,000,000
        shares authorized, 40,065,281 shares issued
        and outstanding as of September 30, 2001; 22,761,396
        shares issued and outstanding as of June 30, 2001)               40,065          22,761
   Additional paid-in capital                                        22,959,598      17,347,521
        Prepaid officers' compensation                             (  4,834,375)              -
   (Deficit) accumulated during the development stage              (  7,948,283)     (7,053,587)
                                                                   ------------     -----------
        Total Stockholders' Equity                                   11,728,091      11,827,781
                                                                   ------------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   17,915,547    $ 18,227,287
                                                                   ============     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                            (a development stage company)

                        CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 and 2000


                                                       2001            2000
                                                 ------------     -----------
        Operating expenses:
     General and administrative
         expenses                               $      75,525   $     101,127
     Depreciation and amortization                    264,701         274,044
     Officers' compensation                           816,242               -
     Consulting fees                                  153,685         142,904
                                                 ------------     -----------
        Total operating expenses                    1,310,153         518,075
                                                 ------------     -----------
        (Loss) from operations                    ( 1,310,153)    (   518,075)
                                                 ------------     -----------
  Other income and (expense):
        Interest and other income                       2,648           1,024
     (Loss) on sale of land                                 -     (   197,650)
        Interest (expense)                        (    43,741)    (     5,202)
                                                 ------------     -----------
  Total other (expense) - net                     (    41,093)    (   201,828)
                                                 ------------     -----------
  Net (loss) before income taxes                  ( 1,351,246)    (   719,903)
                                                 ------------     -----------
  Benefit for income taxes                            456,550         240,000
                                                 ------------     -----------
        Net (loss)                              $ (   894,696)  $ (   479,903)
                                                 ============     ===========
Net (loss) per common share                     $ (       .03)  $ (       .02)
                                                 ============     ===========
Weighted average number of
 common shares outstanding                         30,250,755      20,823,698
                                                 ============     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                              (a development stage company)
                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001



                                                   Convertible                    Common
                                                    Preferred                      Stock                  Additional
                                                     Stock A                   .001 Par Value              Paid-in
                                                Shares      Amount          Shares        Amount           Capital
                                                -------   ---------       ----------     ----------      -----------
Opening balance - July 1, 2001                  428,572  $1,511,086       22,761,396     $   22,761      $17,347,521

Issuance of common stock to officers
 in lieu of cash compensation                                             17,000,000         17,000        5,508,000

Amortization of officers' compensation

Issuance of common stock for
 consulting services                                                         150,000            150           65,850

Issuance of common stock                                                     149,385            149           37,197

Adjustment                                                                     4,500              5            1,030

Net (loss) for the three months ended
 September 30, 2001
                                                -------   ---------       ----------     ----------      -----------
Closing balance - September 30, 2001            428,572  $1,511,086       40,065,281     $   40,065     $ 22,959,598
                                                =======   =========       ==========     ==========      ===========


                                                                     (Deficit)
                                                                    Accumulated
                                                   Prepaid           During the              Total
                                                   Officers'        Development          Stockholders'
                                                 Compensation          Stage                 Equity
                                                -------------     ---------------         ------------
Opening balance - July 1, 2001                  $         -       $(    7,053,587)        $ 11,827,781

Issuance of common stock to officers
 in lieu of cash compensation                     ( 5,525,000)                                       -

Amortization of officers' compensation                690,625                                  690,625

Issuance of common stock for
 consulting services                                                                            66,000

Issuance of common stock                                                                        37,346

Adjustment                                                                                       1,035

Net (loss) for the three months ended
 September 30, 2001                                                   (   894,696)        (    894,696)
                                                -------------     ---------------         ------------
Closing balance - September 30, 2001            $ ( 4,834,375)    $   ( 7,948,283)        $ 11,728,091
                                                =============     ===============         ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                  COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                              (a development stage company)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)
                            FOR THE YEAR ENDED JUNE 30, 2001

                                                   Convertible                    Common
                                                    Preferred                      Stock                  Additional
                                                     Stock A                   .001 Par Value              Paid-in
                                                Shares      Amount          Shares        Amount           Capital
                                                -------   ---------       ----------     ----------      -----------



Opening balance - July 1, 2000                  428,572  $1,511,086       20,417,379     $   20,417      $16,195,761

Issuance of common stock for officer's
 compensation                                                              1,975,000          1,975          787,350

Issuance of common stock for legal and
 for consulting services rendered                                             90,000             90           44,910
Issuance of Common Stock through
 exercise of stock options                                                   500,000            500          199,500

Issuance of stock option to consultant                                                      120,000          120,000

Cancellation of restricted stock issued
  in the acquisition of Big Mountain
  Construction Company, Inc.                                              (  215,983)     (     216)

Adjustment                                                                (    5,000)     (       5)

Officer loans converted to compensation

Net (loss) for the year ended June 30, 2001
                                                -------   ---------       ----------     ----------      -----------
Closing balance - June 30, 2001                 428,572  $1,511,086       22,761,396     $   22,761     $ 17,347,521
                                                =======   =========       ==========     ==========      ===========



                                                                     (Deficit)
                                                                    Accumulated
                                                                    During the              Total
                                                  Officers'         Development          Stockholders'
                                                    Loans              Stage                Equity
                                                -------------     ---------------      --------------



Opening balance - July 1, 2000                  $  (191,749)      $ (  4,312,689)       $  13,222,826

Issuance of common stock for officer's
 compensation                                       789,325

Issuance of common stock for legal and
 for consulting services rendered                    45,000
Issuance of Common Stock through
 exercise of stock options                          200,000

Issuance of stock option to consultant

Cancellation of restricted stock issued
  in the acquisition of Big Mountain
  Construction Company, Inc.                                                               (      216)

Adjustment                                                                                 (        5)

Officer loans converted to compensation             191,749                                   191,749

Net (loss) for the year ended June 30, 2001                         (  2,740,898)        (  2,740,898)
                                                -------------     ---------------      --------------
Closing balance - June 30, 2001                  $      -         $ (  7,053,587)        $ 11,827,781
                                                =============     ===============      ==============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                 COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                             (a development stage company)

                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                                2001          2000
                                                           ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                              $(    894,696)  $(    479,903)

ADJUSTMENTS TO RECONCILE NET (LOSS)
TO CASH (USED) IN OPERATING ACTIVITIES
Depreciation and amortization                                 264,701         274,044
Deferred tax benefit                                     (    456,550)   (    240,000)
Loss on sale of land                                                -         197,650
Stock issued for services                                     724,660         185,725
Reduction of officer loans as repayment for services                -          31,000
(Increase) decrease in assets:
 Employee advances                                                  -    (        788)
 Capitalized interest                                               -    (     48,142)
 Land development costs                                  (      3,444)              -
 Other assets                                                       -    (     45,000)
Increase (decrease) in liabilities:
 Accounts payable                                              21,153    (      9,212)
 Accrued expenses                                              11,356    (     84,798)
 Accrued interest                                              43,125               -
                                                           ----------     -----------
Total Adjustments                                             605,001         260,479
                                                           ----------     -----------
Net cash (used) by operating activities                  (    289,695)   (    219,424)

CASH FLOWS FROM INVESTING ACTIVITIES:
Machinery and equipment acquisitions                     (      5,818)              -
                                                           ----------     -----------
Net cash (used) by investing activities                  (      5,818)              -
                                                           ----------     -----------
        Subtotal                                         (    295,513)   (    219,424)
                                                           ==========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                            (a development stage company)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                2001           2000
                                                           ----------     -----------
        Subtotal                                        $(    295,513)   $(   219,424)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans and advances from (to) related parties              (   200,000)         71,240
Repayment of officer loans                                          -         163,000
Issuance of common stock                                       19,258               -
Loans and notes payable - (repayments)                    (     1,135)    (     1,237)
                                                           ----------     -----------
Net cash (used) provided by financing activities          (   181,877)        233,003
                                                           ----------     -----------
Net (decrease) increase in cash                           (   477,390)         13,579
                                                           ----------     -----------
Cash  - beginning of period                                   667,142          18,516
                                                           ----------     -----------
Cash  - end of period                                   $     189,752    $     32,095
                                                           ==========     ===========
Supplemental Disclosure of cash flow information:

 Cash Paid During the Year for:

         Interest expense                               $          91    $      5,202
                                                           ==========     ===========
         Income taxes                                   $           -    $          -
                                                           ==========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                          (a development stage company)

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

              FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


NON-CASH INVESTING AND FINANCING TRANSACTIONS

On May 25, 2000, Composite issued 327,511 shares of common stock valued at $191,749 to an officer of the Company to pay specific company expenses. Accordingly, an officer loan receivable was recorded for $191,749 and was reflected as a reduction of stockholders' equity at June 30, 2000. An additional 300,000 shares valued at $131,000 were issued to the officer during the quarter ended September 30, 2000. During this quarter, the $163,000 was repaid to the Company. The loan was also reduced by an additional $31,000 in exchange for services.

During the three months ended September 30, 2000, Composite issued 425,000 shares of common stock valued at $185,725 for legal and consulting services performed.

On July 2, 2001, the Company issued 150,000 shares of common stock to a financial consulting firm as a "commencement bonus" under an agreement wherein the financial consultant will perform certain evaluations and analyses for the Company. The agreement term is for six months effective July 1, 2001. These shares related to the commencement bonus have been valued at $.44 per share for a total valuation of $66,000. This will be recognized as consulting expenses over six months commencing July, 2001. For the three months ended September 30, 2001, consulting expense amounted to 33,000. The Company recorded the remaining $33,000 as prepaid consulting fees as a current asset. On July 11, 2001, a total of 149,385 shares of the Company's common stock were issued to two individuals for $37,346 to be paid at a future date. These shares are restricted as to transferability under SEC Rule 144 for a period of one year. The shares have been valued at $.25 per share for a total valuation of $37,346. The portion that remained unpaid as of September 30, 2001
amounted to $18,089.   This was recorded as other receivables and is shown as
a current asset.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

NON-CASH INVESTING AND FINANCING TRANSACTIONS (continued) Composite issued 17,000,000 shares of common stock to senior corporate officers on August 23, 2001. The shares were issued for future services to be rendered to the Company related to capital raising efforts, building alliances, and overall corporate strategy development. These shares are restricted as to transferability under SEC Rule 144. The trading restrictions run for a two-year period. The shares have been valued at $.33 per share for a total valuation of $5,525,000. This value reflects a discount of 50% for the two-year trading restriction as well as a discount related to the volume of shares in this transaction compared to the number of shares outstanding. Therefore, the unearned compensation of $5,525,000 related to this transaction will be amortized to compensation expense ratably over a two-year period. For the three months ended September 30, 2001, compensation expense amounted to $690,625. The remaining compensation of $4,834,375 was recorded as prepaid officers' compensation as a reduction of stockholders' equity.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

               COMPOSITE INDUSTRIES OF AMERICA, INC. and SUBSIDIARIES
                           (a development stage company)

                   NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 and 2000


NOTE 1 - General and Summary of Significant Accounting Policies

(A)     - Nature of Business

Composite Industries of America, Inc. ("Composite"- formerly known as World Homes, Inc./ Affordable Homes of America, Inc.), is a development stage company primarily in the business of land development and the construction of residential houses. Composite owns the patent rights to a compound to be used in the construction process referred to as Z-MIX. The process is more fully described in Note 2.

Composite's operations include its wholly owned subsidiary Big Mountain Construction Company, Inc., which is a general building contractor. During the fiscal quarter ended March 31, 2001, operations of Big Mountain terminated. Composite Industries' corporate headquarters are located in Las Vegas, Nevada.

During the 2001 fiscal year, the Company underwent a name change to World Homes, Inc. The Company changed its name again to Composite Industries of America, Inc. in August 2001.

(B)     - Consolidated Net (Loss) per Common Share

Consolidated net (loss) per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Only the weighted average number of shares of common stock outstanding was used to compute basic loss per share for the three months ended September 30, 2001 and 2000 as the inclusion of stock options are anti-dilutive. There were no stock warrants, or other common stock equivalents outstanding during this period.

(C)     - Income Taxes

Income taxes are provided or a benefit is accrued on all revenue and expense items included in the consolidated statements of operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

(D)    - Depreciation

Composite depreciates equipment, vehicles, furniture and fixtures, and machinery on a straight-line basis over five to ten years for financial reporting purposes.

(E)    - Patents

Composite amortizes its patent rights from the date of acquisition on a straight-line basis over its remaining life at acquisition of 16 years and 3 months.

(F)    - Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G)    - Basis of Presentation

The accompanying consolidated balance sheets and related consolidated statements of operations, stockholders' equity and cash flows during the development stage, includes the accounts of Composite Industries of America, Inc. and Big Mountain Construction Company, Inc. as of September 30, 2000 and for the three months then ended. Significant inter-company transactions or balances have been eliminated. The financial statements include only the operations of Composite Industries of America, Inc. for the three months ended September 30, 2001 since Big Mountain was terminated in March, 2001.

Note 2 -  Patent

Composite believes that it is appropriate to continue to carry the cost of its Z-MIX patent at September 30, 2001 because the signing of these long-term contracts demonstrates the patent's immediate commercial viability. Furthermore, management believes that the expected future profits and cash flows will support the carrying value of the patent. The patent is being amortized on a straight-line basis over the remaining life of the patent (195 months as of the acquisition date). Patent amortization expense amounted to $260,625 for the three months ended September 30, 2001 and 2000.

Note 3 -  Machinery and Equipment

Machinery and equipment consists of the following as of September 30, 2001 and June 30, 2001:
                                               (Unaudited)
                                                September        June
                                                   2001          2001
                                               ----------     ----------
        Equipment and tools not
                   placed in service          $    80,060     $   80,060
        Machinery and equipment                    96,062         90,244
        Office equipment                            5,094          5,094
        Furniture and fixtures                      3,032          3,032
        Vehicles                                   26,607         26,607
                                                  210,855        205,037
        Less: accumulated
              depreciation                      (  44,308)     (  40,232)
                                               ----------     ----------
                 Total                          $ 166,547     $  164,805
                                               ==========     ==========

Depreciation expense was incurred in the amount of $4,076 and $8,316 for the three months ended September 30, 2001 and 2000, respectively, and is included in operating expenses.

NOTE 4 - Income Taxes

Composite accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). For the three months ended September 30, 2001 and 2000, the income tax (benefit) was comprised of the following components:

                                                   2001             2000
                                               ----------        ----------
        Current -  Federal                   $           -                -
                   State                                 -                -
                                                ----------       ----------
                   Total current                         -                -

        Deferred - Federal                    (    456,550)       ( 240,000)
                   State                                 -                -
                                                ----------       ----------
                   Total deferred             (    456,550)       ( 240,000)

                   Total                     $(    456,550)    $  ( 240,000)
                                                ==========       ==========

The only differing method of reporting income for tax purposes as compared to financial reporting purposes was in connection with the deferred tax liability resulting from the acquisition of patent rights described in Note 2. In addition, there is a deferred tax asset relating to the benefit provided by
the net operating loss carry forward.   As there are no state income taxes to
be considered, the income tax provision is computed at the federal statutory rate of 34%.

Deferred tax assets and liabilities consist of the following:

                                               (Unaudited)
                                                September           June
                                                   2001             2001
                                                ----------       ----------
        Deferred tax assets-
        Tax benefit of net operating
         loss carryovers                      $  2,760,000      $ 2,390,000
        Valuation allowance                              -                -
                                                ----------       ----------
                                              $  2,760,000      $ 2,390,000
                                                ----------       ----------
        Deferred tax liabilities-
        Patent rights acquired                $  4,876,633      $ 4,963,183
                                                ==========       ==========

No valuation allowance was required for the deferred tax asset for each of the periods presented because management determined that there is a strong likelihood of realization of the deferred tax asset. The deferred tax asset relates to the net operating loss carry forward. Composite incurred net operating losses for financial reporting purposes totaling $894,696 during the three months ended September 30, 2001 available to offset future income for financial reporting purposes expiring in 2020.

NOTE 5 - Loans and Notes Payable

The following schedule summarizes loans and notes payable as of September 30, 2001 and June 30, 2001:

                                                           (Unaudited)
                                                            September           June
                                                               2001             2001
                                                            ----------       ----------

Note payable to Joseph Vozka dated January 30, 2001
secured by forms built by Precise Forms, Inc. due on
demand including interest at 15% per annum                     125,000          125,000

Automobile loan dated April 11, 2000 payable at $412
per month including interest at 5.12% per annum with
the final installment due on April 11, 2005                      7,294            8,429
                                                            ----------       ----------
                Total                                          132,294          133,429
                Less: current maturities                       129,685          129,627
                                                            ----------       ----------

                Long-term portion                         $      2,609      $     3,802
                                                            ==========       ==========

Interest expense related to these loans for the three months ended September 30, 2001 and 2000 amounted to $5,408 and $5,202, respectively. The carrying value of the Company's borrowings approximate their fair values.

Additionally, included in interest expense for the three months ended September 30, 2001 is interest on the convertible debenture and the amortization of the related discount which total $38,333.

NOTE 6 - Related Party Transactions

Composite has entered into consulting agreements with certain members of the Company's Board of Directors and stockholders to provide services on various strategic and business issues. The agreements are renewable at the discretion of management. Total fees paid for such services by the Company either in stock or cash during the three months ended September 30, 2001 and 2000 were $816,242 (including $125,617 cash) and $77,500 respectively and are included in operating expenses in the consolidated statements of operations.

Management believes the transactions were at arm's length.

The President and Chief Executive Officer has from time to time advanced funds to Composite or one of its subsidiaries to assist with working capital requirements. These transactions are short-term in nature. The joint venture construction project known as Heartland Homes advanced $53,101 to Big Mountain Construction Company, Inc. These advances are non-interest bearing and are short-term in nature. Funds advanced to the Company as of September 30, 2001 and June 30, 2001 amounted to $125,301 and $325,301, respectively, and are carried in loans and advances from related parties. No interest was charged for the three months ended September 30, 2001 and 2000.

NOTE 7  - Concentration of Credit Risk - Cash

Composite maintains its cash balances at financial institutions located in Nevada. At times, the balance may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The fair market value of this financial instrument approximates cost.

NOTE 8 -   Industry Segment Information

Composite's operations are conducted in one industry segment.

NOTE 9 -   Other Receivables

On July 11, 2001, 149,385 restricted shares of the Company's common stock were issued to two individuals for cash to be paid at a future date. The shares are valued at $37,346 or $.25 per share. As of September 30, 2001, $18,089 remained unpaid.

NOTE 10 - Stock Issued For Services

During the three months ended September 30, 2000, Composite issued 425,000 shares of common stock valued at $185,725 for legal and consulting services performed.

NOTE 11 - Rent

Composite rents office space for its Las Vegas, Nevada headquarters on a month-to- month basis. Rent expense amounted to $1,920 for each of the three months ended September 30, 2001 and 2000.

NOTE 12 - Prepaid Consulting Fees

On July 2, 2001, the Company issued 150,000 shares of common stock to a financial consulting firm as a "commencement bonus" under an agreement wherein the financial consultant will perform certain evaluations and analyses for the Company. The agreement term is for six months starting on May 23, 2001.
These shares related to the commencement bonus have been valued at $66,000 or $.44 per share. This will be recognized as consulting expenses ratably over six months commencing July, 2001. For the three months ended September 30, 2001, consulting expense amounted to $33,000 with $33,000 remaining as prepaid consulting fees.

NOTE 13 - Prepaid Officers' Compensation

On August 23, 2001 Composite issued 17,000,000 shares of common stock to senior corporate officers. The shares were issued for future services to be rendered to the Company related to capital raising efforts, building alliances, and overall corporate strategy development for the period from July 1, 2001 to June 30, 2003 and are restricted as to transferability under SEC Rule 144 for two years. The shares have been valued at $5,525,000 or $.33 per share. This value reflects a discount for the restriction as well as the volume of shares. Therefore, the unearned compensation of $5,525,000 related to this transaction will be amortized ratably over a two-year period. For the three months ended September 30, 2001, compensation expense amounted to $690,625. The remaining compensation of $4,834,375 was recorded as prepaid officers' compensation as a reduction of stockholders' equity.

NOTE 14 - Going Concern Considerations

Composite Industries has operated as a development stage enterprise since February 10, 1997, its inception and therefore has operated for over four years without generating revenues. Funds have been generated primarily by the extension of loans and advances from officers and directors and the issuance of common and preferred stock and debentures. The failure to generate revenues from operations has caused Composite to experience liquidity shortfalls from time to time.

The Chairman, Merle Ferguson has pledged to continue to contribute money to keep Composite solvent during the next twelve months. Further, the Company has contracts with joint venture partners and expects to commence construction operations during fiscal year 2002. It is for these reasons that management believes that substantial doubt about Composite's ability to continue as a going concern is alleviated.

NOTE 15 -  Subsequent Events

Acquisitions:

On October 1, 2001, Composite acquired 100% of the common stock of MJB Towers, Inc. a California corporation in the business of acquiring and leasing telecommunication towers, in exchange for 1,000,000 shares of preferred stock. In addition, the terms of the agreement specify a bonus payment first, beginning with the first month of operations, and there is a provision for an additional bonus based on future performance.

Stock Exchange Agreement:

On October 5, 2001, Composite has entered into a stock exchange agreement with Tribal Electric Association-2000, a California corporation, ("TEA") in the business of developing, constructing and operating power plants in the United States and throughout the World, in exchange for 1,000,000 shares of Class C convertible preferred non-voting shares at a strike price of $150 per share. All of the shares owned by ("TEA") constitute 100% of all the issued and outstanding capital stock of the Company.


                  COMPOSITE INDUSTRIES OF AMERICA, INC.
                     72,205,722 Shares Common Stock

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

                                                _______________, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.        INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the maximum extent permitted by Nevada law. Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by Nevada law. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws or under the provisions of Nevada law.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered for resale hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange   Commission registration fee           $
7,214

Legal fees and expenses (1)             $       50,000 Accounting fees and
expenses (1)                $       15,000 Miscellaneous (1)               $
1,000 Total           $       73,214 _______________________________

(1) Estimated.

ITEM 26.        RECENT SALES OF UNREGISTERED SECURITIES.

In April 2001, we issued a convertible Debenture in the amount of $1,000,000. See "The April 2001 Financing." The Debenture and warrant issued in April 2001 were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

In June 2001 we issued warrants to purchase 65,000 and 35,000 shares of our common stock, respectively, to Hyperion Holdings, LLC and vFinance.com, Inc. as payment for consulting services. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, promulgated thereunder We believe that the exemption afforded by Section 4(2) is applicable to the issuances described above because each was a transaction by an issuer not involving a public offering, and we believe that the exemption provided by Rule 506 was available because we sold our securities only to accredited investors, as defined in Rule 501 of Regulation D, in transactions not involving a general solicitation and in accordance with the general requirements set forth in Rule 502 of Regulation D.

On October 22, 2001, we issued a convertible Debenture in the amount of $750,000. See "The October 2001 Financing." The Debenture and warrants issued in October 2001 were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On December, 2001 we entered into an Equity Line Purchase Agreement with Burlington Street LLC. Pursuant to this agreement, we have the right, subject to certain conditions, to sell up to $10,000,000 of our shares of common stock over the next two years to Burlington. See "The Equity Line Financing." Additionally, we issued two warrants to Burlington to purchase, respectively, up to 521,739 shares of our common stock at an exercise price of $0.575 and up to 2,173,913 shares of our common stock at an exercise price equal to $.01 per share. The shares issuable pursuant to the Equity Line Purchase Agreement and the warrant were sold in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

ITEM 27.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Description

        3.1 (1) Articles of Incorporation of Composite Industries of America, Inc. (incorporated by reference)

        3.2 (1) Articles of Merger (incorporated by reference)

        3.31 (1) Articles of Amendment to the Articles of Incorporation of Composite Industries of America, Inc. (incorporated by reference)

        3.32 (2) Articles of Amendment to the Articles of Incorporation of Composite Industries of America, dated August 23, 2001 (incorporated by reference)

        3.4 (1) By-laws of Composite Industries of America, Inc., as amended (incorporated by reference)

        5.1 (4) Opinion of Jenkens & Gilchrist Parker Chapin LLP (incorporated by reference)

       10.1 (4) Convertible Debenture Purchase agreement entered into by Composite Industries of America and the subscriber dated as of April 5, 2001

       10.2 (4) 6% Convertible Debenture issued by Composite Industries of America, Inc. to Lenore Avenue LLC., dated April 5, 2001.

       10.3 (4) Warrant issued by Composite Industries of America, Inc. to Lenore Avenue LLC., dated April 5, 2001.

       10.4 (4) Registration Rights Agreement entered into by Composite Industries of America and Lenore Avenue LLC dated as of April 5, 2001.

       10.5 (3) Joint Venture Agreement between Composite Industries of America and Tristar USA of LA, Inc. dated as of June 22, 2000 (incorporated by reference)

       10.6 (3) Joint Venture Agreement between Composite Industries of America and AL NASR Trading & Industrial Corporation LLC dated as of August 17, 2000 (incorporated by reference)

       10.7 (3) Consulting Agreement between Composite Industries of America and CS&S Enterprises, Inc. (incorporated by reference)

       10.8 (4) Convertible Debenture Purchase agreement entered into by Composite Industries of America and the subscriber dated as of October 22, 2001

       10.9 (4) Form of 6% Convertible Debenture issued by Composite Industries of America to Lenore Avenue LLC.

       10.10 (4) Warrant issued by Composite Industries of America to Lenore Avenue LLC.

       10.11 (4) Registration Rights Agreement entered into by Composite Industries of America and Lenore Avenue LLC, dated as of October 22, 2001.

       10.12 (4) Form of warrant issued by Composite Industries of America to Lenore Avenue LLC.

       10.13 (4) Equity Line Purchase Agreement entered into by Composite Industries of America and Burlington Street LLC, dated as of December 3, 2001.

       10.14 (4) Warrant issued by Composite Industries of America to Burlington Street LLC, dated as of December 3, 2001.

       10.15 (4) Callable Warrant issued by Composite Industries of America to Burlington Street LLC. Dated as of December 3, 2001.

       10.16 (4) Registration Rights Agreement entered into by Composite Industries of America and Burlington Street LLC, dated as of December 3, 2001.

       23.1 (4) Consent of Pascale, Razzino, Alexanderson & Co PLLC.

       23.2 (4) Consent of Jenkens & Gilchrist Parker Chapin LLP (included in exhibit 5.1 hereto)

       24.1 (4) Power of Attorney (included on signature page)

(1) Filed as an exhibit with the Company's annual report on Form 10-KSB filed with the Commission on October 4, 2000, and incorporated herein by reference.

(2) Filed as an exhibit with the Company's current report on Form 8-K filed with the Commission on August 31, 2001.

(3) Filed as an exhibit with the Company's annual report on Form 10-KSB filed with the Commission on October 12, 2001, and incorporated herein by reference.

(4)     Filed herewith.

ITEM 28.        UNDERTAKINGS.

(A)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 6th day of December, 2001.

Composite Industries of America, Inc.


By: /s/ Merle Ferguson
        Merle Ferguson
        Chief Executive Officer, President and Chairman


Exhibit 24.1

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Merle Ferguson and William Morris and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature          Title                          Date
         --------------     ------------------------       ----------------
     /s/ Merle Ferguson     Chief Executive Officer,       December 6, 2001
         Merle Ferguson     President and Director

     /s/ William Morris     Executive Vice President       December 6, 2001
         William Morris     of Finance, Chief Financial
                            Officer and Director

     /s/ Susan Donohue      Director and Secretary         December 6, 2001
         Susan Donohue


EXHIBIT INDEX


Exhibit Description

        3.1 (1) Articles of Incorporation of Composite Industries of America, Inc. (incorporated by reference)

        3.2 (1) Articles of Merger (incorporated by reference)

        3.31 (1) Articles of Amendment to the Articles of Incorporation of Composite Industries of America, Inc. (incorporated by reference)

        3.32 (2) Articles of Amendment to the Articles of Incorporation of Composite Industries of America, dated August 23, 2001 (incorporated by reference)

        3.4 (1) By-laws of Composite Industries of America, Inc., as amended (incorporated by reference)

        5.1 (4) Opinion of Jenkens & Gilchrist Parker Chapin LLP (incorporated by reference)

       10.1 (4) Convertible Debenture Purchase agreement entered into by Composite Industries of America and the subscriber dated as of April 5, 2001

       10.2 (4) 6% Convertible Debenture issued by Composite Industries of America, Inc. to Lenore Avenue LLC., dated April 5, 2001.

       10.3 (4) Warrant issued by Composite Industries of America, Inc. to Lenore Avenue LLC., dated April 5, 2001.

       10.4 (4) Registration Rights Agreement entered into by Composite Industries of America and Lenore Avenue LLC dated as of April 5, 2001.

       10.5 (3) Joint Venture Agreement between Composite Industries of America and Tristar USA of LA, Inc. dated as of June 22, 2000 (incorporated by reference)

       10.6 (3) Joint Venture Agreement between Composite Industries of America and AL NASR Trading & Industrial Corporation LLC dated as of August 17, 2000 (incorporated by reference)

       10.7 (3) Consulting Agreement between Composite Industries of America and CS&S Enterprises, Inc. (incorporated by reference)

       10.8 (4) Convertible Debenture Purchase agreement entered into by Composite Industries of America and the subscriber dated as of October 22, 2001

       10.9 (4) Form of 6% Convertible Debenture issued by Composite Industries of America to Lenore Avenue LLC.

       10.10 (4) Warrant issued by Composite Industries of America to Lenore Avenue LLC.

       10.11 (4) Registration Rights Agreement entered into by Composite Industries of America and Lenore Avenue LLC, dated as of October 22, 2001.

       10.12 (4) Form of warrant issued by Composite Industries of America to Lenore Avenue LLC.

       10.13 (4) Equity Line Purchase Agreement entered into by Composite Industries of America and Burlington Street LLC, dated as of December 3, 2001.

       10.14 (4) Warrant issued by Composite Industries of America to Burlington Street LLC, dated as of December 3, 2001.

       10.15 (4) Callable Warrant issued by Composite Industries of America to Burlington Street LLC. Dated as of December 3, 2001.

       10.16 (4) Registration Rights Agreement entered into by Composite Industries of America and Burlington Street LLC, dated as of December 3, 2001.

       23.1 (4) Consent of Pascale, Razzino, Alexanderson & Co PLLC.

       23.2 (4) Consent of Jenkens & Gilchrist Parker Chapin LLP (included in exhibit 5.1 hereto)

       24.1 (4) Power of Attorney (included on signature page)

(1) Filed as an exhibit with the Company's annual report on Form 10-KSB filed with the Commission on October 4, 2000, and incorporated herein by reference.

(2) Filed as an exhibit with the Company's current report on Form 8-K filed with the Commission on August 31, 2001.

(3) Filed as an exhibit with the Company's annual report on Form 10-KSB filed with the Commission on October 12, 2001, and incorporated herein by reference.

(4)     Filed herewith.